UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to Section 240.14a-12

M & F WORLDWIDE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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M & F WORLDWIDE CORP.

35 East 62nd Street
New York, New York 10065
Tel: 212-572-8600

April 28, 2008

To Our Stockholders:

We cordially invite you to attend the 2008 Annual Meeting of Stockholders of M & F Worldwide Corp., which we will hold at the Loews Regency Hotel, 540 Park Avenue, New York, NY 10065, on Thursday, May 15, 2008, at 12:00 p.m. local time.

The business of the meeting will be to elect directors to serve until the annual meeting in 2011, to ratify the selection of independent auditors for 2008, to approve certain bonus arrangements for Charles T. Dawson and to approve the M & F Worldwide Corp. 2008 Long Term Incentive Plan. The latter two proposals are for the purpose of allowing such compensation to be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. You can find information on these matters in the accompanying Proxy Statement.

While stockholders may exercise their rights to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy that will enable you to vote your shares on the matters to be considered at the Annual Meeting even if you are unable to attend. Additionally, you may also access the proxy materials on the Internet at http://mandfworldwide.com/Financial_reporting/proxy_materials.htm. If you desire to vote in accordance with management’s recommendations, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope. In either case, you should return the proxy as soon as conveniently possible.

Sincerely yours,
Barry F. Schwartz President and Chief Executive Officer

M & F WORLDWIDE CORP.

35 East 62nd Street
New York, New York 10065
Tel: 212-572-8600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
M & F Worldwide Corp.:

Notice is hereby given that the 2008 Annual Meeting of Stockholders (the ‘‘Annual Meeting’’) of M & F Worldwide Corp., a Delaware corporation (‘‘we,’’ ‘‘us,’’ ‘‘our’’ or the ‘‘Company’’), will be held on the 15th day of May 2008 at 12:00 p.m., local time, at the Loews Regency Hotel, 540 Park Avenue, New York, NY 10065, for the following purposes:

1.	To elect the nominees for the Board of Directors of the Company to serve until the annual meeting in 2011 and until such directors’ successors are duly elected and shall have qualified;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2008;

3.	To approve certain bonus arrangements for Charles T. Dawson for purposes of allowing such compensation to be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended;

4.	To approve the M & F Worldwide Corp. 2008 Long Term Incentive Plan for purposes of allowing compensation paid pursuant to the plan to be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended; and

5.	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

A proxy statement describing these matters is attached to this notice. Only stockholders of record at the close of business on April 7, 2008 (the ‘‘Record Date’’) are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be located at the offices of the Company at 35 East 62nd Street, New York, New York 10065, for at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting To be Held on May 15, 2008

As permitted by new Securities and Exchange Commission rules, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. The proxy statement and our Annual Report on Form 10-K are available at http://mandfworldwide.com/Financial_reporting/proxy_materials.htm, which does not have ‘‘cookies’’ that identify visitors to the site.

To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. Since you may revoke a proxy at any time, you may vote in person at the Annual Meeting even if you have returned a proxy.

By Order of the Board of Directors,
M & F WORLDWIDE CORP.

April 28, 2008

PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING
PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
THIS WILL ENSURE THAT YOUR SHARES ARE VOTED
IN ACCORDANCE WITH YOUR WISHES.

M & F WORLDWIDE CORP.

PROXY STATEMENT
Annual Meeting of Stockholders
To Be Held May 15, 2008

This proxy statement (the ‘‘Proxy Statement’’) is being furnished in connection with the solicitation by the Board of Directors (the ‘‘Board of Directors’’) of M & F Worldwide Corp., a Delaware corporation (‘‘we,’’ ‘‘us,’’ ‘‘our’’ or the ‘‘Company’’), of proxies to be voted at the 2008 Annual Meeting of Stockholders to be held on the 15th day of May 2008 at 12:00 p.m., local time, at the Loews Regency Hotel, 540 Park Avenue, New York, NY 10065, and at any adjournment or postponement thereof (the ‘‘Annual Meeting’’). This Proxy Statement and the enclosed proxy card are first being sent to stockholders on or about April 29, 2008.

At the Annual Meeting, the Company will ask its stockholders (1) to elect the following persons as directors of the Company until the Company’s annual meeting in 2011 and until such directors’ successors are duly elected and shall have qualified: Philip E. Beekman, William C. Bevins, Viet D. Dinh and Stephen G. Taub; (2) to ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2008; (3) to approve certain bonus arrangements for Charles T. Dawson for the purposes of allowing such compensation to be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’); (4) to approve the M & F Worldwide Corp. 2008 Long Term Incentive Plan (the ‘‘2008 LTIP’’) for purposes of allowing compensation paid pursuant to the 2008 LTIP to be deductible under Section 162(m) of the Code; and (5) to transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

The principal executive offices of the Company are located at 35 East 62nd Street, New York, New York 10065, and the telephone number is 212-572-8600.

Solicitation and Voting of Proxies; Revocation

All proxies duly executed and received by the Company, unless such proxies have been previously revoked, will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted FOR the election to the Board of Directors of the nominees for director identified in this Proxy Statement; FOR ratification of the appointment of the independent auditor; FOR approval of certain bonus arrangements for Charles T. Dawson for purposes of allowing such compensation to be deductible under Section 162(m) of the Code; and FOR approval of the 2008 LTIP for purposes of allowing compensation paid pursuant to the 2008 LTIP to be deductible under Section 162(m) of the Code. The Company has no knowledge of any other matter to be brought before the meeting. The submission of a signed proxy will not affect a stockholder’s right to attend, or vote in person at the Annual Meeting. Any stockholder may revoke his or her proxy at any time before it is voted by written notice to such effect received by the Company at 35 East 62nd Street, New York, New York 10065, Attention: Secretary, by delivery of a subsequently dated proxy or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

The accompanying form of proxy is being solicited on behalf of the Board of Directors. The solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the Company without special compensation therefore. The Company will bear the costs incurred in connection with the solicitation of proxies and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners.

Record Date; Outstanding Shares; Voting at the Annual Meeting

Only holders of record of the Company’s common stock, par value $.01 per share (‘‘Common Stock’’), at the close of business on April 7, 2008 (the ‘‘Record Date’’) are entitled to notice of and to vote at the

Annual Meeting. On that date, there were issued and outstanding 21,331,270 shares of Common Stock, each of which is entitled to one vote.

The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (i.e., shares held by a broker which are not voted because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion), if any, shall be counted for purposes of determining whether a quorum exists, except that broker non-votes are not counted for purposes of determining whether a quorum exists for the proposals to approve certain bonus arrangements for Mr. Dawson and the 2008 LTIP.

A plurality of the votes cast at the Annual Meeting is required to elect the nominees for the Board of Directors of the Company. For the election of directors, abstentions and broker non-votes will not count as ‘‘votes cast,’’ so they will have no effect on the outcome of the vote, other than for determination of whether a quorum exists, as described above. The affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock present or represented by proxy and entitled to vote thereon, a quorum being present, is required to ratify the appointment of the independent auditor. For the proposal to ratify the appointment of the independent auditor, abstentions and broker non-votes will not count as ‘‘votes cast,’’ so they will have no effect on the outcome of the vote, other than for determination of whether a quorum exists, as described above. Under applicable rules of the New York Stock Exchange (the ‘‘NYSE’’), approval of each of the certain bonus arrangements for Mr. Dawson and the 2008 LTIP proposal requires the affirmative vote of a majority of votes cast on each such proposal, provided that the total vote cast on each such proposal represents over 50% in interest of all shares entitled to vote on such proposal, as long as a quorum is present. Under the NYSE rules, broker non-votes will not count as ‘‘votes cast’’ for either of these two proposals, so they will not count in determining whether the over 50% threshold is reached (although they will otherwise have no effect on the outcome of the vote), but abstentions will count as ‘‘votes cast’’ for each of these two proposals, so abstentions will have the same effect as ‘‘no’’ votes for each of these two proposals.

MFW Holdings One LLC (‘‘Holdings One’’) and MFW Holdings Two LLC (‘‘Holdings Two’’), each a Delaware limited liability company, beneficially own approximately 34.0% and 4.4%, respectively, of the outstanding Common Stock as of the Record Date. Holdings One and Holdings Two are wholly owned by MacAndrews & Forbes Holdings Inc. (‘‘MacAndrews Holdings’’), the sole stockholder of which is Ronald O. Perelman. In addition, Mr. Perelman holds 200,000 shares of outstanding Common Stock. Holdings One, Holdings Two and Mr. Perelman have informed the Company of their intention to vote their shares of Common Stock FOR the election to the Board of Directors of the nominees for director identified in this Proxy Statement; FOR ratification of the appointment of the independent auditor; FOR approval of certain bonus arrangements for Charles T. Dawson for purposes of allowing such compensation to be deductible under Section 162(m) of the Code; and FOR approval of the 2008 LTIP for purposes of allowing compensation paid pursuant to the 2008 LTIP to be deductible under Section 162(m) of the Code. Based on the foregoing, the presence, in person or by properly executed proxy, of the holders of 2,271,636 additional shares of Common Stock (representing approximately 10.6% of the shares of Common Stock outstanding as of the Record Date) would be required to constitute a quorum and elect the director nominees, ratify the appointment of the independent auditor, approve the certain bonus arrangements for Mr. Dawson and approve the 2008 LTIP (assuming that there are no broker non-votes with respect to the approvals of the certain bonus arrangements for Mr. Dawson and the 2008 LTIP). Any broker non-votes on the proposal of certain bonus arrangements for Mr. Dawson or the 2008 LTIP proposal would require a corresponding number of additional ‘‘for’’ votes, ‘‘against’’ votes or abstentions in order for the relevant NYSE majority thresholds to be reached.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors consists of Ronald O. Perelman, Philip E. Beekman, Martha L. Byorum, Charles T. Dawson, Viet D. Dinh, Jaymie A. Durnan, Theo W. Folz, Paul M. Meister, Barry F. Schwartz, Bruce Slovin, Stephen G. Taub and Carl B. Webb. William C. Bevins has been nominated by the Board of Directors as a candidate for director to be elected at the Annual Meeting to replace Jaymie A. Durnan, who is retiring from service on the Board after thirteen years. The Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws provide that the Board of Directors shall be divided as evenly as possible into three classes.

The Board of Directors has nominated Messrs, Beekman, Bevins, Dinh and Taub for election as directors at the 2008 Annual Meeting to serve until the annual meeting in 2011. Messrs. Beekman, Dinh and Taub are currently members of the Board of Directors whose terms expire at the Annual Meeting. All proxies duly executed and received by the Company, unless such proxies have been previously revoked, will be voted in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, the proxies solicited hereby will be voted FOR the election of the nominees listed herein. The Board of Directors has been informed that Messrs. Beekman, Bevins, Dinh and Taub are willing to serve as directors, but if any of them should decline or be unable to act as a director, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, designate substitute nominees, in which event the individuals named in the proxies will vote for the election of such other person or persons. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve.

Nominees for directors will be elected by a plurality of the votes cast at the Annual Meeting. For the election of directors, abstentions and broker non-votes will not count as ‘‘votes cast,’’ so they will have no effect on the outcome of the vote, other than for determination of whether a quorum exists.

The Board of Directors recommends that stockholders vote FOR the election of each of the nominees listed herein for director.

Directors and Director Nominees

The name, age (as of March 31, 2008), period of service as a director of the Company, principal occupation and selected biographical information of each director and director nominee are set forth below.

Ronald O. Perelman (65) has been a director of the Company since 1995 and has been Chairman of the Board of the Company from 1995 to 1997 and since September 2007. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of MacAndrews Holdings and MacAndrews & Forbes Inc. (together with MacAndrews Holdings, ‘‘MacAndrews & Forbes’’), which are diversified holding companies, and various affiliates since 1980. Mr. Perelman is also Chairman of the Board of Revlon Consumer Products Corporation (‘‘Revlon Products’’) and Revlon, Inc. (‘‘Revlon’’). Mr. Perelman is a director (or member of the Board of Managers, as applicable) of the following companies which file reports pursuant to the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’): Allied Security Holdings LLC (‘‘Allied Security’’), Revlon Products, Revlon and Scientific Games Corporation. Mr. Perelman’s term as a director of the Company expires in 2010.

Philip E. Beekman (76) has been a director of the Company since 2003. Mr. Beekman has been President of Owl Hollow Enterprises, a consulting and investment company, for more than the past five years. From 1986 to 1994, Mr. Beekman was Chairman of the Board and Chief Executive Officer of Hook-SupeRx, Inc., from 1977 to 1986 he was President and Chief Operating Officer of Seagram Company Limited and from 1973 to 1976 he was President of Colgate Palmolive Co. International. Mr. Beekman’s term as a director of the Company expires at the Annual Meeting.

William C. Bevins (62) is a candidate for director to be elected at the Annual Meeting. Mr. Bevins was a consultant to MacAndrews Holdings from 1997 to 2000. He served as President and Chief Executive Officer and as a director of Andrews Group Incorporated, an entertainment media holding company, from 1988 to his retirement in 1997, as well as of its two publicly traded operating subsidiaries, New World Communications Group Incorporated (from 1993 to 1997) and Marvel Entertainment Group, Inc. (from 1989 to 1996). From 1979 to 1988, he was Chief Financial Officer of Turner Broadcasting System, Inc., a media and entertainment company, and from 1968 to 1979, he was a certified public accountant with Price Waterhouse & Company. If elected at the Annual Meeting, Mr. Bevins’s term as a director of the Company will expire in 2011.

Martha L. Byorum (58) has served as a director of the Company since April 2007. Ms. Byorum is currently Senior Managing Director of Stephens Cori Capital Advisors, a division of Stephens, Inc., a private investment banking firm. From 2003 to 2004, Ms. Byorum served as Chief Executive Officer of Cori Investment Advisors, LLC, which was spun off from Violy, Byorum & Partners (‘‘VB&P’’) in 2003. VB&P was an independent strategic advisory and investment banking firm specializing in Latin America. Prior to co-founding VB&P in 1996, Byorum had a 24-year career at Citibank, where, among other things, she served as Chief of Staff and Chief Financial Officer for Citibank’s Latin American Banking Group from 1986-1990, overseeing $15 billion of loans and coordinating activities in 22 countries. She later was appointed the head of Citibank’s U.S. Corporate Banking Business and a member of the bank’s Operating Committee and Customer Group with global responsibilities. Ms. Byorum is a director of the following companies which file reports pursuant to the Exchange Act: Aeterna-Zentaris Laboratories, Inc. and Northwest Natural Gas Company. Ms. Byorum’s term as a director of the Company expires in 2010.

Charles T. Dawson (59) has served as a director of the Company since January 2007. Mr. Dawson is President and Chief Executive Officer of the Company’s wholly owned subsidiary, Harland Clarke Holdings Corp. (‘‘Harland Clarke Holdings’’) and its wholly owned subsidiary Harland Clarke Corp. (‘‘Harland Clarke’’). He was President of Clarke American Corp. (‘‘Clarke American’’), a predecessor of Harland Clarke Holdings, from April 2005 until May 2007. His previous roles at Clarke American were Executive Vice President/General Manager of Partnership Development from February 2003 to April 2005 and Senior Vice President/General Manager of the National Account/Securities/Business Development divisions from July 2000 to February 2003. Mr. Dawson was the Chief Executive Officer of Rocky Mountain Bank Note prior to joining Clarke American in 1993. Mr. Dawson is a director of Harland Clarke Holdings, which files reports pursuant to the Exchange Act. Mr. Dawson’s term as a director of the Company expires in 2009.

Viet D. Dinh (40) has served as a director of the Company since April 2007. Mr. Dinh has been a Professor of Law at Georgetown University Law Center since 1996. Mr. Dinh served as an Assistant Attorney General for Legal Policy in the U.S. Department of Justice from 2001 to 2003. Mr. Dinh is also director of News Corporation, which files reports pursuant to the Exchange Act. Mr. Dinh’s term as a director of the Company expires at the Annual Meeting.

Theo W. Folz (64) has been a director of the Company since 1996. He served as the Company’s President and Chief Executive Officer from 1996 to 1999 and as Chairman of the Board from 1997 to 1999. Mr. Folz has been President and Chief Executive Officer of Consolidated Cigar Corporation and its successor company, Altadis U.S.A., a manufacturer of cigars, pipe tobacco and smokers’ accessories, since 1984. Mr. Folz’s term as a director of the Company expires in 2010.

Paul M. Meister (55) has been a director of the Company since 1995. Mr. Meister is a Founder and Chief Executive Officer of Liberty Lane Partners, LLC, a private management and investment company. He retired as Chairman of the Board of Thermo Fisher Scientific Inc. (scientific instruments, equipment and supplies) in April 2007. From March 2001 to November 2006, Mr. Meister was Vice Chairman of Fisher Scientific International, Inc. and Chief Financial Officer of Fisher Scientific from March 1991 to March 2001. Mr. Meister is a director of LKQ Corporation, which files reports pursuant to the Exchange Act. Mr. Meister’s term as a director of the Company expires in 2009.

Barry F. Schwartz (59) has been a director of the Company and President and Chief Executive Officer of the Company since January 2008. Prior to his appointment as President and Chief Executive Officer, he served as Executive Vice President of the Company from 1996 to January 2008, serving as interim President and Chief Executive Officer from September 2007 through January 2008. In addition, Mr. Schwartz served as General Counsel of the Company from 1996 to March 2008. Mr. Schwartz has been Executive Vice Chairman and Chief Administrative Officer of MacAndrews & Forbes and various affiliates since October 2007. Prior to that he was Executive Vice President and General Counsel of MacAndrews & Forbes and various affiliates since 1993 and was Senior Vice President of MacAndrews & Forbes and various affiliates from 1989 to 1993. Mr. Schwartz is also a director (or member of the Board of Managers, as applicable) of the following companies which file reports under the Exchange Act: Allied Security, Harland Clarke Holdings, Revlon Products, Revlon and Scientific Games Corporation. Mr. Schwartz’s term as a director of the Company expires in 2009.

Bruce Slovin (72) has been a director of the Company since 1995 and was an executive officer of MacAndrews & Forbes and various affiliates from 1980 to 2000. Mr. Slovin is a director of Cantel Industries, which files reports pursuant to the Exchange Act. Mr. Slovin’s term as a director of the Company expires in 2010.

Stephen G. Taub (56) has been a director of the Company since 1998. Mr. Taub was elected President and Chief Executive Officer of the Company’s wholly owned subsidiary, Mafco Worldwide Corporation (including its predecessor in interest, ‘‘Mafco Worldwide’’), in 1999 and served as President and Chief Operating Officer of Mafco Worldwide from 1993 to 1999. Mr. Taub was elected Senior Vice President in 1987, and his responsibilities included the manufacturing, botanical and spice operations of Mafco Worldwide, as well as product marketing to the confectionery and pharmaceutical industries in Western Europe. Mr. Taub joined Mafco Worldwide in 1975 as an Industrial Engineer and in 1982 became Vice President of Manufacturing. Mr. Taub’s term as a director of the Company expires at the Annual Meeting.

Carl B. Webb (58) has served as a director of the Company since January 2007. Mr. Webb served as interim President of Triad Financial Corporation from August 2005 to July 2007, and he is currently co-Chairman of its Board of Directors. He has also been a consultant to Hunter’s Glen Ford, Ltd., an investment partnership, since November 2002. Previously, Mr. Webb was the President, Chief Operating Officer and director of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from September 1994 to November 2002. Prior to his affiliation with California Federal Bank, FSB, Mr. Webb was the President and CEO of First Madison Bank, FSB (from 1993 to 1994) and First Gibraltar Bank, FSB (from 1988 to 1993), as well as President and Director of First National Bank at Lubbock (from 1983 to 1988). Mr. Webb is a director of the following companies which file reports pursuant to the Exchange Act: Triad Financial Corporation, Hilltop Holdings Inc. (formerly Affordable Residential Communities) and AMB Property Corp. Mr. Webb’s term as a director of the Company expires in 2009.

Board of Directors and Corporate Governance

The Board of Directors adopted a set of categorical standards (the ‘‘Independence Standards’’) to assist it in making its determination whether particular members of the Board of Directors are ‘‘independent’’ within the meaning of the NYSE listing standards. The Independence Standards adopted by the Board of Directors are in accordance with the ‘‘bright-line’’ independence tests promulgated by the NYSE. Pursuant to these standards, the Board of Directors has determined that Messrs. Beekman, Dinh, Folz, Meister, Slovin and Webb and Ms. Byorum (comprising a majority of the Board) are independent within the meaning of the Independence Standards. The Board of Directors has also adopted a set of Corporate Governance Guidelines, which provide that the Board of Directors will meet regularly in ‘‘executive session,’’ that is, without management present, and that the directors present at such meetings shall select the director who shall preside over that meeting.

Anyone wishing to communicate with any director (or group of directors) for any purpose, including to report any issue concerning management or any suggestion concerning candidates for the Board of Directors, may do so by sending the communication to the director or group of directors in care of the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10065, or by facsimile transmission to (212) 572-8435. The Secretary is obliged to forward any such communication promptly and unaltered.

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The Audit Committee, consisting of Messrs. Beekman, Meister (Chairman) and Webb and Ms. Byorum, (i) engages the Company’s independent auditors, (ii) approves the plan, scope and results of the audit, (iii) reviews with the auditors and management the Company’s policies and procedures with respect to internal controls over financial reporting, (iv) reviews changes in accounting policies and (v) approves the nature, scope and amount of audit-related and non-audit services that the Company’s independent auditors may perform. The Audit Committee operates under a written charter which is available on the Company’s website at http://www.mandfworldwide.com. The Board of Directors has determined that each of the members of the Audit Committee is ‘‘independent’’ within the meaning of the

NYSE listing standards applicable to audit committee members. The Board of Directors has determined that Mr. Meister is an ‘‘audit committee financial expert’’ within the meaning of Regulation S-K promulgated by the Securities and Exchange Commission (the ‘‘SEC’’). It is anticipated that the existing members of the Audit Committee will continue service in 2008.

The Compensation Committee, consisting of Messrs. Beekman, Folz (Chairman) and Slovin, approves compensation, benefits and incentive arrangements for the Chief Executive Officer and certain other officers and other senior managerial employees of the Company. The Compensation Committee considers and awards stock grants and options to purchase shares of common stock pursuant to the Company’s 2003 Stock Incentive Plan. The Compensation Committee operates under a written charter which is available on the Company’s website at http://www.mandfworldwide.com. The Board of Directors has determined that each of the members of the Compensation Committee is ‘‘independent’’ within the meaning of the NYSE listing standards. It is anticipated that the existing members of the Compensation Committee will continue service in 2008.

The Nominating and Corporate Governance Committee, presently consisting of Messrs. Dinh, Durnan, Folz and Slovin (Chairman), considers candidates for the Board of Directors and the Board’s committees and reviews aspects of the Company’s governance structure. The Nominating and Corporate Governance Committee operates under a written charter which is available on the Company’s website at http://www.mandfworldwide.com. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is ‘‘independent’’ within the meaning of the NYSE listing standards. The Nominating and Corporate Governance Committee will consider candidates for any vacancy on the Board of Directors that stockholders may suggest in accordance with the procedures described above. The Committee has adopted a policy concerning minimum criteria for evaluating candidates. The policy requires that the committee consider available information concerning candidates’ character and integrity, maturity of judgment, skills and experience in relation to enhancing the ability of the Board of Directors to oversee the affairs and business of the Company, and demonstrated ability to cooperatively enhance the decision-making ability of the Board of Directors as a whole. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. The Nominating and Corporate Governance Committee identifies potential nominees from various sources such as officers, directors and stockholders and may retain, but did not in 2007, the services of third-party consultants to assist it in identifying and evaluating nominees. Mr. Bevins was recommended to the Nominating and Corporate Governance Committee by members of the current Board of Directors and has been approved for nomination by the Board of Directors. It is anticipated that the existing members of the Nominating and Corporate Governance Committee (other than Mr. Durnan after the Annual Meeting) will continue service in 2008.

During 2007, the Board of Directors held eight meetings, the Audit Committee held six meetings, the Compensation Committee held six meetings and the Nominating and Corporate Governance Committee held four meetings. During 2007, the Board of Directors also acted three times by unanimous written consent and the Audit Committee also acted three times by unanimous written consent. Each director attended more than 75% of the total number of meetings of the Board and any committee on which such director served that were held during 2007. The Company encourages the Board of Directors to attend its annual stockholders meeting. Twelve directors attended last year’s annual stockholders meeting.

Copies of the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, reports under Section 16 of the Exchange Act and any amendments to these documents, as well as current versions of the following documents are available to any stockholder without charge on the Company’s website at http://www.mandfworldwide.com, or upon request to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10065:

•	the Company’s Code of Business Conduct, which includes its Code of Ethics for principal executive and senior financial officers;

•	the charters for all standing committees of the Board of Directors, namely its Audit, Compensation and Nominating and Corporate Governance Committees;

•	the Company’s Independence Standards; and

•	the Company’s Corporate Governance Guidelines.

Executive Officers

The following table sets forth as of the date hereof the executive officers of the Company, the Chief Executive Officer of Mafco Worldwide, and the Chief Executive Officer of Harland Clarke Holdings.

Name	Position
Barry F. Schwartz	President and Chief Executive Officer
Paul G. Savas	Executive Vice President and Chief Financial Officer
Stephen G. Taub	President and Chief Executive Officer of Mafco Worldwide
Charles T. Dawson	President and Chief Executive Officer of Harland Clarke Holdings

For biographical information about Messrs. Dawson, Schwartz and Taub, see ‘‘Directors and Director Nominees.’’

Paul G. Savas (45) has been Executive Vice President and Chief Financial Officer of the Company since May 2006. He has been Executive Vice President and Chief Financial Officer of MacAndrews & Forbes and various affiliates since April 2007 and Executive Vice President — Finance of MacAndrews & Forbes and various affiliates since 2006. Prior to that he served in various positions at MacAndrews & Forbes and its affiliates, including as Senior Vice President of Finance from October 2002 until May 2006, Vice President from 1998 until 2002, and Director of Corporate Finance from 1994 until 1998. Mr. Savas is a director of Harland Clarke Holdings and SIGA Technologies, Inc. which file reports pursuant to the Exchange Act.

Code of Ethics

The Company has adopted a Code of Business Conduct, which includes a Code of Ethics for the Company’s principal executive and senior financial officers. The Code of Business Conduct applies to all directors, officers, employees, consultants and agents of the Company. The current version of the Code of Business Conduct is available to any stockholder on the Company’s website at http://www.mandfworldwide.com, or without charge upon request to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10065. If the Company changes the Code of Ethics in any material respect or waives any provision of the Code of Ethics for any of its principal executive or senior financial officers, the Company expects to provide the public with notice of any such change or waiver by publishing an appropriate description of such event on its website, http://www.mandfworldwide.com, or by other appropriate means as required or permitted under applicable rules of the SEC.

Compensation Committee Interlocks and Insider Participation

Mr. Folz served as a member of the Compensation Committee during the last completed fiscal year and has also served as the Company’s President and Chief Executive Officer from 1996 to 1999.

REPORT OF THE AUDIT COMMITTEE

During fiscal year 2007, the Audit Committee consisted of Messrs. Beekman, Meister and Webb and Ms. Byorum. On June 20, 2007, Ms. Byorum was added to the Audit Committee. The overall responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board of Directors. The committee has the responsibility to evaluate the independent auditors, engage them and, if appropriate, engage their replacement. The committee must discuss with the auditors the scope and plan for the audit; when appropriate, approve the plan for the audit; and discuss with both the auditors and management the adequacy and effectiveness of the Company’s financial and accounting controls. The committee also reviews with management and the auditors the Company’s quarterly and annual financial statements, including the quality of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the committee approves the nature, scope and amount of audit-related and non-audit services that the Company’s independent auditors may perform.

The committee reviewed and discussed the audited financial statements with management and the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States (‘‘US GAAP’’), including the matters required to be discussed by Statement of Accounting Standards 61 (Codification of Statements on Auditing Standards), and their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under US GAAP. In addition, the committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board (the ‘‘ISB’’), and has received the written disclosures and letter from the independent auditors required by ISB Standard No. 1 (Independence Discussions with Audit Committees). The ISB was created jointly by the SEC and the American Institute of Certified Public Accountants as a standards-setting body to provide leadership in improving independence requirements for auditors from their audit clients.

The committee discussed with the Company’s independent auditors the overall scope and plans for their audit of the Company’s financial statements, and it approved the audit plan. It met with the independent auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The committee considered whether any non-audit service provided to the Company by the independent auditors was compatible with maintaining the auditors’ independence from management and the Company. The committee approved the Company’s request that the independent auditors be permitted to perform certain audit-related services that the Company expects to require in 2008.

In reliance on the review and discussions referred to above, the committee recommended to the Board of Directors that the Company include the audited financial statements in its Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC. The Audit Committee has also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent auditors for 2008.

THE AUDIT COMMITTEE
Paul M. Meister, Chairman Philip E. Beekman Martha L. Byorum Carl B. Webb

Compensation Discussion and Analysis

Material Compensation Principles

The material principles underlying the Company’s executive compensation policies and decisions include (1) evaluating the performance of the Chief Executive Officers of our operating subsidiaries, Mafco Worldwide and Harland Clarke Holdings, in light of approved Company goals and determining such Chief Executive Officers’ compensation levels based on such evaluation, (2) recommending for approval the compensation plans and incentive compensation plans for key executive officers of our operating subsidiaries other than their Chief Executive Officers, (3) establishing compensation-related performance objectives that support and reflect the Company’s strategic plan and goals, (4) ensuring that the compensation philosophy and structure is in line with and supports the Company’s business strategy and financial objectives, and (5) administering and reviewing, from time to time, the Second Amended and Restated Management Services Agreement (described below) with MacAndrews & Forbes to take into account the scope and nature of the services provided to the Company, the Company’s performance and growth and acquisition activity by the Company.

Management Services Agreement and Transaction Fees

During 2007 and 2006, certain executive officers of the Company, including Messrs. Schwartz and Savas, were executives of MacAndrews & Forbes. The Company did not compensate such executive officers because, under the terms of a management services agreement, MacAndrews & Forbes provides the services of the Company’s Chief Executive Officer and Chief Financial Officer as well as other management, advisory, transactional, corporate finance, legal, risk management, tax and accounting services. In 2007 and 2006, pursuant to this management services agreement, the Company paid to MacAndrews & Forbes $8.33 million, and $3.25 million, respectively, for the value of such services, including the services provided by such officers to the Company. On May 24, 2006, the Company and MacAndrews & Forbes entered into the Amended Management Services Agreement to reflect the increased scope of the management services provided by MacAndrews & Forbes to the Company and the increased size of the Company after the acquisition by the Company of Clarke American on December 15, 2005 (the ‘‘Clarke American Acquisition’’). Under the Amended Management Services Agreement, the Company paid to MacAndrews & Forbes a pro rata portion of an annual fee of $5.0 million in respect of the period of 2007 prior to May 1, 2007.

On June 20, 2007, the Company and MacAndrews & Forbes entered into the Second Amended and Restated Management Services Agreement to reflect the increased scope of the management services provided by MacAndrews & Forbes to the Company and the increased size of the Company after the acquisition of John H. Harland Company by the Company on May 1, 2007 (the ‘‘Harland Acquisition.’’) Under the Second Amended and Restated Management Services Agreement, the Company paid to MacAndrews & Forbes a pro rata portion of an annual fee of $10.0 million, paid quarterly, beginning as of May 1, 2007.

The Second Amended and Restated Management Services Agreement will terminate on December 31, 2008, subject to automatic one-year renewal periods unless either party gives the other party written notice at least 90 days prior to the end of the initial term or a subsequent renewal period. The Second Amended and Restated Management Services Agreement will also terminate in the event that MacAndrews & Forbes Inc. or its affiliates no longer in the aggregate retain beneficial ownership of 10% or more of the outstanding common stock of the Company. The Second Amended and Restated Management Services Agreement also contains customary indemnities covering MacAndrews & Forbes Inc. and its affiliates and personnel.

The Company paid $10.0 million to MacAndrews & Forbes in the second quarter of 2007 for services related to sourcing, analyzing, negotiating and executing the Harland Acquisition. In addition, in February 2008, the Company purchased all of the membership interests of Data Management I LLC from Pearson Inc. and its wholly owned subsidiary for $225.0 million in cash, subject to post-closing adjustments (the ‘‘Data Management Purchase’’). The Company paid $2.0 million to MacAndrews & Forbes for services related to sourcing, analyzing, negotiating and executing the Data Management Purchase.

Chief Executive Officer Compensation

Howard Gittis served as Chief Executive Officer of the Company from 2000 until his death in September 2007. Mr. Schwartz has served as President and Chief Executive Officer since January 2008. Prior to his appointment as President and Chief Executive Officer, he served as Executive Vice President of the Company from 1996 to January 2008, serving as interim President and Chief Executive Officer from September 2007 through January 2008. In addition, Mr. Schwartz served as General Counsel of the Company from 1996 to March 2008. Since 1996, Mr. Schwartz has received no compensation, directly or indirectly, from the Company. As described in ‘‘— Management Services Agreement and Transaction Fees’’, the Company pays MacAndrews & Forbes a fee under the Second Amended and Restated Management Services Agreement for the services of Mr. Schwartz and the other officers of the Company who are executives of MacAndrews & Forbes, as well as for other management, advisory, transactional, corporate finance, legal, risk management, tax and accounting services. Mr. Schwartz is compensated by MacAndrews & Forbes, where he is Executive Vice Chairman and Chief Administrative Officer and has held other senior management positions since 1989 and such other officers are also compensated by MacAndrews & Forbes.

Compensation Philosophy

The objectives of the Company’s compensation programs are to enable the Company to attract, retain, and motivate key talent and to reward achievement of short term and long term strategic business objectives and financial goals.

The material principles underlying the Company’s executive compensation policies and decisions include recognizing that quality talent is attracted and retained with quality pay packages and that our executives recognize through their pay structure that their personal success with us is subject to and conditioned on the success of our business segments. We set pay in a way we think best drives our executives to push the growth of our four principal business segments. Our four business segments include: Harland Clarke, which consists of the combined check business and related products and services of Clarke American and Harland; Harland Financial Solutions (or ‘‘HFS’’), which provides software products and services to financial institutions; Scantron, which provides testing, assessment and survey solutions to educational and commercial institutions; and Licorice Products, which produces a variety of licorice products.

Generally, we use cash compensation, not equity compensation. We find a cash compensation system is easy to understand. It avoids the need to deal with cumbersome rules companies must follow when granting equity, and avoids shareholder dilution. We pay at a level that we believe makes up for the absence of equity.

The Compensation Committee (1) ensures that the compensation structure supports the Company’s business strategy and financial objectives, (2) evaluates the performance of the named executive officers at its operating subsidiaries in light of Company goals, (3) evaluates the recommended compensation plans for the Company’s executive officers other than the named executive officers, (4) establishes performance objectives for the bonus plans and (5) reviews and approves recommendations on all significant aspects of the Company’s executive pay and benefit programs.

Compensation can increase or decrease materially in the event of a change in scope of position responsibilities, in light of performance of the Company’s business segments, and in response to business need. We generally do not take one element of pay into account when setting another pay element for the same executive, but we have designed target total compensation opportunities to be competitive. We do calculate target bonus as a percentage of base pay as we explain below. We view base plus bonus as an executive’s core pay, and we deliberately set the mix of base and bonus based on the responsibility the executive has for our financial performance.

Mafco Worldwide Compensation

The key elements of Mafco Worldwide’s compensation program consist of fixed compensation in the form of base salary and variable compensation in the form of annual incentive compensation. An executive officer’s annual base salary represents the fixed component of such executive officer’s total compensation, and variable compensation is intended to comprise a substantial portion of an executive’s total annual compensation. The Compensation Committee’s policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension, insurance and other benefits, as well as the programs described below. In addition, the general compensation principles for Mafco Worldwide are applicable to the way the Compensation Committee considers and evaluates compensation for Stephen G. Taub, President and Chief Executive Officer of Mafco Worldwide. Generally, base salaries for executive officers of Mafco Worldwide are determined based upon an evaluation of the responsibilities of the position held and the experience of the individual, and by reference to historical levels of salary paid by Mafco Worldwide.

Salary.    Salary adjustments are based on a periodic evaluation of the performance of Mafco Worldwide and each executive officer, as well as financial results of the business. The Compensation Committee takes into account the effect of any corporate transaction that has been consummated during the relevant year and, where appropriate, also considers non-financial performance measures. These measures include increases in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees. The base salary paid to Mr. Taub for 2007 was $1,025,000.

Annual Incentive Compensation.    The variable compensation payable annually to executive officers of Mafco Worldwide consists principally of annual incentive compensation awards. Annual incentive compensation is payable pursuant to contractual provisions applicable to Mr. Taub which provide eligibility to receive annual performance bonus awards based upon achievement of performance goals established by the Compensation Committee and set forth in his employment agreement. The performance goals are based upon the achievement of 80% to 115% of EBITDA (net income before interest and expense, income taxes, depreciation and amortization) goals set forth in Mafco Worldwide’s business plan during each calendar year and, in the case of Mr. Taub (as further described below) with a minimum based on EBITDA achievement relative to the prior year. The Company is confident that Mafco Worldwide will achieve its performance targets if its management team satisfies individual and collective performance objectives. Whether Mafco Worldwide will achieve results in excess of those targets is uncertain. The annual incentive compensation earned by Mr. Taub with respect to 2007 was determined in accordance with such contractual provisions. For 2007, based on achievement of the pre-set EBITDA target, a bonus of $1,076,250 was paid to Mr. Taub. The bonus payments to Mr. Taub may not exceed $2,000,000 with respect to any calendar year. In addition, the Compensation Committee may award a discretionary bonus to Mr. Taub. Mafco Worldwide uses an annual incentive bonus for Mr. Taub because the primary company performance element that Mafco Worldwide has its executive officers focus on is year over year EBITDA performance. The bonus was designed to be compliant with the performance-based exception of Section 162(m) of the Code. The Compensation Committee established the bonus plan and certified the results. We are not disclosing the performance targets and actual performance measures for these goals because they represent confidential financial information that we do not disclose to the public, and we believe that disclosure of this information would cause us competitive harm.

Other Benefits and Perquisites.    Other benefits and perquisites are offered in order to provide a competitive total compensation and benefits package. Mafco Worldwide provided during 2007 certain personal benefits to its executive officers because the Company believes that personal benefits with respect to certain matters are a more effective incentive than additional salary. Mr. Taub participates in benefit plans generally available to all executives on the same terms as similarly situated employees such as group medical insurance and participation in Mafco Worldwide’s sponsored 401(k) plan. Mafco Worldwide provides tax gross-up payments to Mr. Taub in respect of the portions of disability and life insurance premium payments which are taxable income to Mr. Taub. These gross-up payments are made so that Mr. Taub receives the full economic benefit of having the Company pay the premiums for these benefits. Mr. Taub is also provided with a cell phone, annual physical exam and private country club membership. Mafco Worldwide provides a club membership to Mr. Taub so Mr. Taub has a location outside the office where he can conduct business in a social setting. Mr. Taub is permitted to travel first class for business and has a timeshare of a jet for business travel.

Harland Clarke Holdings Compensation

Harland Clarke Holdings’ executive compensation program includes the following elements:

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Base Salary	•Recognized leadership skills	•Provides base level of monthly income not subject to performance risk
•Experience and expertise in the position
	•Demonstrated prior achievement of Harland Clarke Holdings and personal goals	•Makes overall pay package more competitive
Annual Executive Bonus Plan	•Executive’s contributions towards Harland Clarke Holdings’ achievement of annual adjusted EBITDA target	•Focuses executive on achievement of annual goal most important to Harland Clarke Holdings and investors
	•Recognizes executive’s direct responsibility for Harland Clark Holdings’ annual adjusted EBITDA achievements	•Exposes executive to risk of not receiving pay or receiving diminished pay if Harland Clarke Holdings underperforms
•Gives executive direct motivation to help Harland Clarke Holdings achieve annual performance targets with significant upside for achieving exceptional results
Long-Term Incentive Compensation Plan	•Achievement of sustained growth	•Keeps executive focused on long term growth of Harland Clarke Holdings
	•Achievement of cumulative performance targets over a 3-year period	•Keeps executive personally invested in the implementation of Harland Clarke Holdings’ long term growth plan
401(k) and Deferred Compensation Plan	•Long-term service with Harland Clarke Holdings	•Helps executive prepare for retirement
•Makes overall pay package more competitive
•Provides retention incentive
Additional Benefits and Perquisites	•Continued service with Harland Clarke Holdings	•Makes overall pay package more competitive
•Payments in-kind may foster added Harland Clarke Holdings loyalty in a way added cash pay does not
Termination Benefits	•Continued service in circumstances under which executive’s job is at risk	•Keeps executive focused on job and performance in best interest of Harland Clarke Holdings even if executive works himself or herself out of a job

Base Pay.    Harland Clarke Holdings determines base pay by evaluating the executive’s individual leadership competencies, achievement of personal goals in support of Harland Clarke Holdings’ objectives and position-critical skills. Management of Harland Clarke Holdings conducts this evaluation and discusses it with the executive. Management of Harland Clarke Holdings recommends a pay level to the Compensation Committee, and may supply the Compensation Committee with an analysis provided by Mercer Consulting, if a recommended change in pay is significant in the judgment of the Compensation Committee. The Compensation Committee then decides the base pay level.

Harland Clarke Holdings increased Mr. Dawson’s salary in 2007 for two general reasons: it wanted to recognize his development and achievements in his position, and believed the expansion of Harland Clarke Holdings’ business segments following the Harland Acquisition and the subsequent reorganization of its business and corporate structure along the three business segments, Harland Clarke, HFS and Scantron (the ‘‘Post-Acquisition Corporate Reorganization’’), increased his responsibilities.

In connection with the Harland Acquisition and Post-Acquisition Corporate Reorganization, Harland Clarke Holdings entered into a new employment agreement with Mr. Dawson. Harland Clarke Holdings established new targeted compensation for him to reflect his responsibilities as head of the Harland Clarke Business (as defined in the employment agreement). In connection therewith, the Compensation Committee reviewed an analysis prepared by Mercer Consulting which included market comparisons of U.S. companies of comparable sizes within the printing, direct mail and telemarketing industries with revenues of $1.0 billion to $2.5 billion.

We feel that a substantial portion of an executive’s core pay (base and bonus) should be subject to the risk of not being paid if that executive is at least partially responsible for the financial performance of Harland Clarke Holdings. Executives who shoulder less direct responsibility for financial performance do not have half of their core pay subject to risk. The analysis of how much direct responsibility Harland Clarke Holdings executives have for its performance targets determines how much of the executive’s core pay should be at risk.

Annual Executive Bonus Plan.    Bonus is tied directly to the performance of the Harland Clarke Holdings business units. 2007 was a transition year for Mr. Dawson’s annual bonuses because of the Harland Acquisition and Post-Acquisition Corporate Reorganization. We wanted our 2007 annual bonus program for Harland Clarke Holdings to properly reward Mr. Dawson for his performance before the Harland Acquisition, while accounting for the fundamental change in our performance goals for him. Both before and after the Harland Acquisition and Post-Acquisition Corporate Reorganization, Mr. Dawson’s bonus targets were set based on adjusted EBITDA for the principal business segment for which he was primarily responsible during 2007. Subsequent to the Post-Acquisition Corporate Reorganization, in September 2007, Mr. Dawson was appointed as President and Chief Executive Officer of Harland Clarke Holdings.

Mr. Dawson earned a bonus for 2007 as follows: (a) with respect to the period from January 1, 2007 through April 30, 2007, he received what he would have received under the Clarke American senior management bonus plan for such period if that plan had terminated at April 30, 2007, and (b) for the remaining portion of fiscal year 2007 from and after May 1, 2007 he earned his bonus under the new Harland Clarke Holdings Corp. bonus plan, and which applies only with respect to the Harland Clarke Business (as defined in his employment agreement).

The bonus plan for Harland Clarke Holdings is based on achievement of the annual adjusted EBITDA target (as discussed below) between 90% and 145.1% for Mr. Dawson. The amount of bonus opportunity is tied to a percentage of salary increasing incrementally as performance against goal increases incrementally. If at least 90% of target is not achieved, then no bonus will be paid. The bonus was designed to be compliant with the performance-based exception of Section 162(m) of the Code. The Compensation Committee established the bonus plan and certified the results. Mr. Dawson earned an executive bonus from the Company during 2007 of $901,034 which was paid on March 14, 2008.

EBITDA As a Performance Measure.    Adjusted EBITDA is a non-GAAP measure representing EBITDA adjusted to reflect the impact of a number of items Harland Clarke Holdings does not consider indicative of its ongoing performance such as restructuring costs, certain non-operational items, stock-based compensation, group management fees, certain stand-alone costs and other non-cash adjustments. In certain instances, EBITDA targets are also adjusted slightly depending on the specific business segment. In addition, a measure that is very similar to adjusted EBITDA is used to measure covenant compliance under Harland Clarke Holdings’ debt agreements, and securities analysts often use adjusted EBITDA (or similar measures) to evaluate the performance of Harland Clarke Holdings. Harland Clarke Holdings believes adjusted EBITDA is the best measure of the performance of the Harland Clarke Holdings business segments for the foregoing reasons and also because it excludes acquisition-related expenses.

The M & F Worldwide Corp. 2005 Long Term Incentive Plan (the ‘‘2005 LTIP ’’).    The 2005 LTIP was designed to focus the executive on achievement of the long-term profitability goals. Mr. Dawson participated in the 2005 LTIP, along with other officers of Clarke American (which was renamed Harland Clarke Holdings). The 2005 LTIP was a cash-based plan with a three-year performance cycle, which was scheduled to end in December 2008. The 2005 LTIP bonus pool for Clarke American was set at 20% of Clarke American’s adjusted EBITDA achieved in excess of the target adjusted EBITDA. The participating executives’ ultimate payouts at the end of the third year were to be based on the three-year overall performance. The Board of Directors of the Company determined individual participation in the 2005 LTIP. The amount an individual executive shared in the bonus pool was set forth in the individual’s 2005 LTIP award agreement. The 2005 LTIP payments could have decreased materially if Clarke American’s adjusted EBITDA targets were not achieved as set forth in the plan documents. In connection with the Harland Acquisition and the Post-Acquisition Corporate Reorganization, the Company terminated the 2005 LTIP effective December 31, 2007 but made payments under the 2005 LTIP for the partial performance period. Mr. Dawson was paid $4,502,974 for the completed partial performance period.

The M & F Worldwide Corp. 2008 Long Term Incentive Plan.    The Company has established the new 2008 LTIP for senior management of Harland Clarke Holdings, Harland Clarke, HFS and Scantron for 2008 through 2010. While the Company expects the targets under the 2008 LTIP to be met, the Company is not certain it will achieve or exceed the targets. Mr. Dawson will participate in the new 2008 LTIP.

The circumstances of the Company changed dramatically from the time the 2005 LTIP was established in connection with Clarke American Acquisition in 2005. In light of the increased size of the Company following the Harland Acquisition, the Company believes the best approach going forward is to (a) establish targets within 90 days of the beginning of each year the plan is in effect which demonstrate significant growth and benefit to stockholders and (b) compensate executives only if those targets are achieved on a cumulative basis over a three-year period, thus providing a clear indication of sustained growth. The Company established the 2008 LTIP to reflect this new approach.

The 2008 LTIP is a three-year plan, effective January 1, 2008, covering years 2008, 2009 and 2010. The 2008 LTIP is being submitted to a vote of stockholders at the Annual Meeting for the purpose of allowing compensation paid pursuant to the 2008 LTIP to be deductible under Section 162 (m) of the Code. All payouts to the executives will be made at the end of the three-year cycle. If the executive is terminated without cause, he or she would receive a pro rata payment in respect of the time elapsed, only if targets had been achieved, and the payments, if any, would be paid out at the end of the three-year cycle and the payout at target to all executives would be $16,500,000 in the aggregate. No payouts will be made if actual three-year results are below 90% of the cumulative adjusted EBITDA targets. If results are between 90% and 100% of the cumulative adjusted EBITDA target, the 2008 LTIP will pay out a ratable amount between 50% and 100%. The 2008 LTIP participants will also share in 5% of cumulative three-year excess over target, up to a maximum of 120% of cumulative adjusted EBITDA over target. Targets under the 2008 LTIP are bifurcated, granting awards based 50% on performance of the executive’s individual business segment and 50% on consolidated Harland Clarke Holdings results. This structure is necessary because there are now three separate and distinct business segments under Harland Clarke Holdings, each with its own challenges, risks and opportunities, but there remains the opportunity for the business segments to assist each other in their individual growth.

Annual bonuses may also be awarded pursuant to the 2008 LTIP on terms and conditions established by the Compensation Committee.

The Company is not disclosing the performance targets and actual performance measures for these goals because they represent confidential financial information that it does not disclose to the public, and it believes that disclosure of this information would cause us competitive harm because our direct competitors would know our historic financial budgets with respect to each of our business segments. In our industry segments, such information would give our competition a particular advantage over us because we are engaged in highly competitive industries which are very sensitive to pricing decisions, customer wins and losses, and most importantly customer perception. We would be at a significant disadvantage with respect to our customers if our competitors were able to compare themselves to us or draw inferences, particularly with respect to our pricing and profit margins, from our budgets and targets. The Company believes that these performance goals are difficult to achieve for the following reasons, among others: (i) the industries in which Harland Clarke Holdings is involved are mature industries which makes growth more challenging; and (ii) Harland Clarke Holdings is subject to both volatile customer wins and losses and customer bidding processes.

Other Benefits and Perquisites for Mafco Worldwide and Harland Clarke Holdings

Mafco Worldwide and Harland Clarke Holdings offer other benefits and perquisites in order to provide a competitive total compensation and benefits package. Mafco Worldwide and Harland Clarke Holdings provide certain personal benefits because they believe that personal benefits with respect to certain matters are a more effective incentive than additional salary. Executive officers participate in other benefit plans generally available to all employees on the same terms as similarly situated employees, such as group medical insurance and participation in and matching contributions through company-sponsored 401(k) plans. Executive officers of Mafco Worldwide and Harland Clarke Holdings also receive benefits available to other officers, such as a monthly car allowance, life insurance, annual physical exams and a cell phone. Mr. Taub and Mr. Dawson, along with certain other Harland Clarke Holdings executive officers, are also provided private county club membership. Harland Clarke Holdings provides a leased car to Mr. Dawson rather than a car allowance and permits him to travel first class. Mr. Dawson is also allowed reimbursements for gas mileage.

Other Important Elements of Compensation at Mafco Worldwide and Harland Clarke Holdings

Payments in connection with termination without cause are in the form of severance and are set forth in an individual’s employment agreement.

Severance payments are generally provided as part of the compensation package, in line with market practices. The Company believes severance payment opportunities encourage the executive officers of its principal operating subsidiaries to continue to perform in the best interests of the Company.

Mr. Taub’s severance is intended to replace what he would have earned for the remainder of the employment term if he were terminated without cause, so the severance provisions of his employment agreement are generally designed to replace those lost amounts. The severance provided for Mr. Dawson and the formulas used have been designed to provide the basic income Mr. Dawson would need to enable him to have a smooth transition out of the Company while remaining focused on the needs of the Company at the end of his employment.

Tax treatments of annual bonuses, the 2005 LTIP and the 2008 LTIP affect the timing of any payout to its operating subsidiary executives. Payments may be delayed if permitted under applicable law in order to avoid accelerated or additional tax under Section 409A of the Code.

The Compensation Committee attempts to ensure full deductibility of compensation notwithstanding the limitation on the deductibility of certain compensation in excess of $1,000,000 under Section 162(m) of the Code. The Mafco Worldwide bonus plan, the Harland Clarke Holdings bonus plan, the 2005 LTIP, the 2008 LTIP (if approved for such purposes by the stockholders at the Annual Meeting) and the Company’s stock option plans are designed so as to allow stock options and bonuses granted thereunder to be deductible under Section 162(m) of the Code. However, the Compensation Committee retains discretion to award or pay non-deductible compensation when it considers it to be in the best interests of the Company and stockholders to do so.

Role Of Executive Officers In Compensation Process

The Company’s Chief Executive Officer, in consultation with the Compensation Committee, recommends business performance targets and objectives applicable to, evaluates the performance of, and recommends compensation for Messrs. Taub and Dawson. The Company’s other principal executive officers receive no compensation from the Company. See ‘‘— Management Services Agreement and Transaction Fees’’ and ‘‘— Chief Executive Officer Compensation.’’

Mr. Taub and Mr. Dawson each recommend business performance targets and objectives to the Company with respect to the business segments that he leads, and evaluates the performance of, and recommends compensation for, the executive officers at his business segment.

The compensation policies and decisions for all executive officers of Mafco Worldwide and Harland Clarke Holdings are evaluated within their respective business segments, in consultation with the Company. Targets are set consistent with annual budgets presented to and approved by the Company. The Company is confident that Mafco Worldwide and Harland Clarke Holdings will achieve their respective targets if their management teams satisfy individual and collective performance objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this Proxy Statement with management and based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, as well as the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including by incorporation by reference to this Proxy Statement.

THE COMPENSATION COMMITTEE
Theo Folz, Chairman Philip E. Beekman Bruce Slovin

   SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)(3)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Howard Gittis Former Chief Executive Officer	2007	—	—	—	—	—	—	—	—
	2006	—	—	—	—	—	—	—	—
Barry F. Schwartz President, Chief Executive Officer	2007	—	—	—	—	—	—	—	—
	2006	—	—	—	—	—	—	—	—
Paul G. Savas EVP, Chief Financial Officer.	2007	—	—	—	—	—	—	—	—
	2006	—	—	—	—	—	—	—	—
Stephen G. Taub President & CEO of Mafco Worldwide	2007	1,025,000	—	—	—	1,076,250	—	19,258	2,120,508
	2006	965,000	—	—	—	965,000	630	34,079	1,964,709
Charles T. Dawson President & CEO of Harland Clarke Holdings	2007	840,192	—	—	—	5,085,508	40	151,820	6,077,560
	2006	587,500	—	—	—	1,002,750	—	63,520	1,653,770

(1)	Messrs. Gittis, Schwartz and Savas received no compensation directly or indirectly from the Company. They provided services to the Company under the terms of a management services agreement, which has been amended from time to time. Pursuant to the management services agreement, the Company paid to MacAndrews & Forbes a fee of $2.5 million per calendar quarter, beginning as of May 1, 2007. For the period from January 1, 2007 to April 30, 2007, the Company paid to MacAndrews & Forbes a pro rata portion of an annual fee of $5.0 million for the services provided, which includes the services of these executives. The total amount paid to MacAndrews & Forbes in 2007 and 2006 pursuant to the management services agreement was $8.33 million and $3.25 million, respectively. In addition, on June 20, 2007, the Company paid to MacAndrews & Forbes a transaction bonus of $10.0 million in recognition of the services it provided to the Company in connection with the Harland Acquisition. On February 22, 2008, the Company also paid $2.0 million to MacAndrews & Forbes for services related to sourcing, analyzing, negotiating and executing the Data Management Purchase.
(2)	The compensation paid to Mr. Taub listed in this column consists of $1,076,250 payable in 2007 and $965,000 payable in 2006 pursuant to the Mafco Worldwide Bonus Plan and his employment agreement. The compensation paid to Mr. Dawson listed in this column for 2007 consists of an aggregate of $901,034 paid with respect to 2007, under the following annual bonus plans: (a) the annual Clarke American Senior Management Bonus Plan for performance during the period from January 1, 2007 through April 30, 2007 and (b) the annual Harland Clarke Holdings Bonus Plan applicable to the remaining portion of fiscal year 2007 from and after May 1, 2007, as approved by the Compensation Committee, and which applies only with respect to the Harland Clarke business. The compensation earned by Mr. Dawson listed in this column for 2007 also includes $4,184,474 earned by Mr. Dawson in connection with the termination of the 2005 LTIP.
(3)	The compensation earned by Mr. Dawson listed in this column for 2006 consists of $684,250 earned under the annual Executive Bonus Plan for performance in 2006, and $318,500 earned under the 2005 LTIP.
(4)	For Mr. Dawson, the amount in this column reflects above-market interest credited under the Clarke Benefits Equalization Plan (the ‘‘BEP’’), which was calculated by determining the difference between the interest on BEP accounts calculated using 6.0%, the rate actually used in the plan, as disclosed above, and 5.58%, which is 120% of the applicable federal long-term rate, with quarterly compounding, for January 2007, as prescribed under section 1274(d) of the Code. For Mr. Taub, the aggregate Present Value of Accumulated Benefits for all the pension plans in which he participates decreased by $11,985 in 2007.

The Change in Pension Value for Mr. Taub reflects the increase in the aggregate Present Value of Accumulated Benefits, for all the pension plans, from December 31, 2006 to December 31, 2007. The Present Value of Accumulated Benefits for each date was calculated based on the benefit accumulated to that date, payable as a life annuity at age 65, and using the assumptions set forth in the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2006 and December 31, 2007. See ‘‘Pensions Benefits for 2007’’ for additional information.

(5)	The compensation paid to Mr. Taub listed in this column for 2007 includes: (i) a tax gross-up payment of $7,026 in respect of the taxable portion of disability premium payments; (ii) term life insurance premiums of $4,902; (iii) the cost to the company of $390 for a supplemental health indemnity program which reimburses out of pocket costs for Mr. Taub; (iv) a 2% nondiscretionary employer contribution by Mafco Worldwide under its 401(k) plan of $4,400 and (v) country club fees of $2,540. The compensation paid to Mr. Dawson listed in this column for 2007 includes: (i) the aggregate incremental cost to the Company of the leased vehicle and employer-provided gas of $17,126; (ii) country club fees of $4,822; (iii) term life insurance premiums of $2,163; (iv) employer contributions to the Harland Clarke Holdings Financial Freedom Plan and a supplemental non-qualified excess benefit plan of $119,767; and (v) other compensation in the amount of $7,942 for the tax gross-up on the personal use of a company vehicle.

The elements of compensation with respect to these executive officers are based upon, with respect to the Chief Executive Officer and Chief Financial Officer, the management services agreement as in effect during each period presented and, with respect to the other executive officers, the applicable employment contract, the 2005 LTIP Agreement (which was terminated as of December 31, 2007), Company policy, and application of past practice, each as applicable to the respective officer.

Terms of Executive Employment Agreements

Mr. Taub.    Mr. Taub’s employment agreement provides for his employment as President and Chief Executive Officer of Mafco Worldwide commencing on August 1, 2001 through July 31, 2006, with a five-year evergreen renewal provision. Mafco Worldwide has the right at any time to give written notice of the non-renewal of the employment term. Upon the giving of such notice, the employment term is automatically extended so that it ends five years after the last day of the month in which the notice was given. The employment term is extended on a day-to-day basis until Mafco Worldwide gives notice of non-renewal, although in no event will the term extend beyond May 25, 2016. The salary for Mr. Taub is set under the terms of his employment contract. For more information regarding Mr. Taub’s base salary, see ‘‘Compensation Discussion and Analysis — Mafco Worldwide Compensation — Salary’’. Mr. Taub’s bonus plan is outlined in his employment contact. For more information regarding the method for determining Mr. Taub’s bonus, see ‘‘Compensation Discussion and Analysis — Mafco Worldwide Compensation — Annual Incentive Compensation’’. For more information regarding the termination provisions of Mr. Taub’s employment contract, see ‘‘Potential Payments upon Termination or Change-in-Control.’’

For purposes of Mr. Taub’s agreement, a change-in-control shall have occurred if any ‘‘person’’ or ‘‘group’’ other than (a) Ronald O. Perelman or (b) any person controlled, directly or indirectly, by Ronald O. Perelman or his heirs;

•	shall acquire ‘‘beneficial ownership’’ (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of all classes of Voting Stock of the Company then outstanding; or

•	shall have elected, or shall have caused to be elected, a sufficient number of its or their nominees to the board of directors of the Company such that the nominees so elected (whether new or continuing directors) shall constitute a majority of the board of directors of the Company.

Mr. Dawson.    On May 29, 2007, Harland Clarke Holdings entered into an employment agreement with Mr. Dawson, effective as of May 2, 2007, which superseded his prior employment agreement with Clarke American Corp. and the Company dated as of January 16, 2007. Under his employment agreement, Mr. Dawson was to be employed by the Company as president and chief executive officer of the Harland Clarke business, for a term ending December 31, 2010, subject to earlier termination as described in the ‘‘Potential Payments upon Termination or Change-in-Control’’ section below. Under this employment agreement, Mr. Dawson’s annual base salary was $850,000 and he was entitled to receive annual bonuses based on the attainment of a certain percentage of Harland Clarke EBITDA targets. Effective September 27, 2007, Mr. Dawson’s employment agreement was further amended to reflect his promotion to the position of President and Chief Executive Officer of Harland Clarke Holdings. Effective January 1, 2008, Mr. Dawson entered into an amended employment agreement with Harland Clarke Holdings superseding his previous employment agreement. Pursuant to this agreement, he continues to serve as President and Chief Executive Officer of Harland Clarke Holdings and Harland Clarke. His base salary increased from $850,000 to $1,000,000. For more information regarding the method for determining Mr. Dawson’s base salary, see ‘‘Compensation Discussion and Analysis — Harland Clarke Holdings Compensation — Base Pay’’. Mr. Dawson is entitled to receive an annual bonus based on the attainment of a certain percentage of Harland Clarke business EBITDA targets. Mr. Dawson’s target annual bonus was raised from 105% to 125% of his base salary and increases ratably up to a maximum of 175% of his base salary if 145.1% of the EBITDA targets are attained. For more information regarding the method for determining Mr. Dawson’s bonus, see ‘‘Compensation Discussion and Analysis — Harland Clarke Holdings Compensation — Annual Executive Bonus Plan’’. Commencing in 2008, assuming approval by the stockholders at the Annual Meeting, Mr. Dawson will participate in the 2008 LTIP for which he will be eligible to receive a portion of the bonus pool attributed to the Harland Clarke business and to Harland Clarke Holdings. For more information regarding the 2008 LTIP, see ‘‘Compensation Discussion and Analysis — Harland Clarke Holdings Compensation — The M & F Worldwide Corp. 2008 Long Term Incentive Plan’’ and Proposal 4. All other terms of Mr. Dawson’s employment agreement remain unchanged from his previous employment agreement. For more information regarding the termination provisions of Mr. Dawson’s employment contract, see ‘‘Potential Payments upon Termination or Change-in-Control’’.

GRANTS OF PLAN-BASED AWARDS DURING 2007

The following table presents information with respect to each award in 2007 to a named executive officer of plan-based compensation, including annual cash awards under the Executive Bonus Plan.

		Estimated Possible Payments Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum
Stephen G. Taub	January 1, 2007	$905,000	$1,076,250	$2,000,000
Charles T. Dawson	January 1, 2007	$765,000	$892,500	$1,275,000

Pursuant to his employment agreement, Mr. Taub was entitled to receive a cash performance award for 2007 performance. The estimated possible payouts are based on achievement of 80% to 115% of Mafco Worldwide’s EBITDA goals for 2007, subject to a maximum limit of $2,000,000. The minimum threshold payout amount is determined based on 2006 EBITDA achievement. Mr. Taub’s performance bonus of $1,076,250 was paid to him in two installments, on January 4, 2008 and February 12, 2008. Pursuant to his employment agreement, Mr. Dawson was entitled to a cash performance award for 2007 performance of the Harland Clarke Business. The estimated possible payouts are based on achievement of 90% to 145.1% of the Harland Clarke business’ adjusted EBITDA goals for 2007, subject to a maximum limit of $1,275,000. Mr. Dawson’s bonus of $901,034 with respect to 2007 was paid on March 14, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2007

There were no equity awards to named executive officers outstanding at December 31, 2007. No options, warrants or rights are currently outstanding under the Company’s 2003 Stock Incentive Plan or any other stock incentive plan of the Company. As of December 31, 2007, there were a total of 2,255,000 shares available for grant under the Company’s stock incentive plans.

OPTION EXERCISES AND STOCK VESTED FOR 2007

The following table sets forth the value of options held by named executive officers that were exercised during 2007, with the value shown in the table determined by multiplying the number of shares exercised by the NYSE closing market price on the exercise date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Stephen G. Taub President & CEO of Mafco Worldwide	397,900	$22,672,760	—	—

PENSION BENEFITS FOR 2007

The following table shows, as of December 31, 2007 (the pension plan measurement date used for financial statement reporting purposes with respect to the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on February 29, 2008), the number of years of credited service, present value of accumulated benefit and payments during the last fiscal year with respect to Stephen G. Taub under the Mafco Replacement Pension Plan and the Mafco Restoration Plan. The present values of accumulated benefits are calculated using the methodology required by the SEC pursuant to Statement of Financial Accounting Standards No. 87, as amended by Financial Accounting Standards No. 158, applied at the earliest unreduced retirement age. The section below provides more information about the terms of the plans.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Stephen G. Taub President & CEO of Mafco Worldwide	Mafco Worldwide Corporation Replacement Defined Benefit Pension Plan	32	$52,461	$—
	Mafco Worldwide Corporation Benefit Restoration Plan	32	$853,681	$—

(a)	The amounts set forth in the Pension Benefits table are based on the assumptions set forth in Note 10 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 29, 2008. The relevant assumptions are:

•	a 6.25% discount rate; and

•	mortality rates according to the RP-2000 Combined Healthy Participant Table, with projected mortality improvements to 2008 with Scale AA.

The amounts shown are estimates of the increase in the actuarial present value of Mr. Taub’s age-65 accrued benefit under each plan for 2007. Mr. Taub is currently eligible for early retirement because he is over 55 years old and has more than 10 years of service. He qualifies for a reduced early retirement benefit that would be approximately 40% less than his full retirement benefit. The section below provides more information about early retirement benefits.

Mafco Worldwide provides the following retirement program to eligible salaried employees:

•	The Mafco Worldwide Corporation Replacement Defined Benefit Pension Plan (‘‘Mafco Replacement Pension Plan’’), a tax-qualified defined benefit plan that provides monthly retirement benefits to all eligible employees. The plan terms are described in the section below.

•	The Mafco Worldwide Corporation Benefit Restoration Plan (‘‘Mafco Restoration Plan’’) a non-tax qualified plan that restores certain benefits that are limited by statutory limits. The plan terms are described in the section below.

•	The Mafco Worldwide Corporation Savings or Cash Option Plan for Employees (‘‘SCOPE Plan’’), a defined contribution plan qualified under Sections 401(a) and 401(k) of the Code. Eligible employees may elect to contribute a portion of their compensation to the plan. The Company annually contributes 2% of the participant’s compensation. Compensation is limited by the statutory limit ($225,000 in 2007). Subject to certain restrictions, participants may make voluntary after-tax contributions up to 10% of their aggregate compensation, and any such contributions are fully vested and non forfeitable at all times.

Mr. Taub, but no other named executive officer, participates in the Mafco Worldwide Replacement Pension Plan and Mafco Restoration Plan (together, the ‘‘Pension Plans’’), as do other Mafco salaried employees.

Eligibility:    The Pension Plans cover salaried employees who are at least age 21 and have been credited with at least one thousand hours of service in any Plan Year (as defined in the Mafco Replacement Pension Plan) since the date such employee commenced employment.

Formula:    The annual amount of benefit under the Pension Plans is determined by a formula that:

•	multiplies the Average Final Compensation, less the Participant’s Primary Social Security Amount, by 50%, reducing this amount proportionally if the participant has less than 25 years of credited service;

•	subtracts the actuarial equivalent benefit of the SCOPE Plan 2% employer contribution account balance; and

•	subtracts the annual annuity amount paid under an insurance contract issued by the John Hancock Life Insurance Company, providing for annuities payable to participants in a prior pension plan sponsored by Mafco Worldwide.

Average Final Compensation:    Averages the participant’s highest three consecutive calendar years of compensation earned during the participant’s service with Mafco Worldwide.

•	Compensation includes cash wages and salaries, including overtime and bonuses, and excludes (a) fringe benefits and other items, in addition to cash wages and salaries, required to be included in taxable income, such as life insurance or stock option exercise or disposition; and (b) employer contributions to this or other deferred compensation plans, other than salary reductions pursuant to Section 401(k) or Section 125 of the Code.

•	The compensation factored into the benefits provided from the Mafco Replacement Pension Plan is subject to the statutory limit of $225,000 in 2007. Under the Mafco Restoration Plan, the maximum eligible compensation is limited to $500,000.

Early Retirement:    When a participant terminates on or after age 55 and completes 10 years of service, the participant can commence his pension benefit immediately, subject to ‘‘early retirement reduction,’’ as defined in the Pension Plans. In general, benefits are reduced by ½% for the first 60 months, and ¼% for the next 60 months that benefits start prior to age 65.

Mafco Restoration Plan:    The plan covers benefits accrued on compensation above the Code’s Section 401(a)(17) compensation limit (up to $500,000 in compensation). In addition, the plan restores benefits accrued in excess of the Code’s Section 415 benefit limit of $180,000 in 2007. All other provisions follow the Mafco Replacement Pension Plan. The plan is not funded.

NONQUALIFIED DEFERRED COMPENSATION TABLE FOR 2007

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Charles T. Dawson President & CEO of Harland Clarke Holdings	—	110,767	9,443	—	220,987

(1)	The amounts reported are included as part of ‘‘All Other Compensation’’ in the Summary Compensation Table.
(2)	The ‘‘above-market’’ portion of the amounts reported here are included in the Summary Compensation Table under the heading ‘‘Change in Pension Value and Nonqualified Deferred Compensation Earnings’’.
(3)	Total balance of the executive’s account as of the end of the Company’s last fiscal year. Harland Clarke Holdings contributions to the BEP reported in the Summary Compensation Table for the prior year for Mr. Dawson are $24,983.

Material Features of the Harland Clarke Holdings Deferred Compensation Plan

The Harland Clarke Holdings Deferred Compensation Plan is a non-elective, nonqualified deferred compensation plan known as the BEP. It serves as a supplemental benefit program for employees whose Harland Clarke Holdings contributions to the Harland Clarke Holdings Financial Freedom Plan or the Checks in the Mail Financial Freedom Plan, as applicable, are limited due to the Code annual qualified plan contribution limits. In 2007, the qualified plan compensation limit on which contributions could be based was $225,000. All employees whose eligible earnings are greater than this limit are automatically eligible for this benefit.

Employees may not defer income into this plan. The Company does not match contributions under its tax-qualified 401(k) plan in respect of pay above the tax-qualified plan compensation limits. Instead, it credits a notional contribution in respect of pay above the tax-qualified plan limits to the employee’s BEP account.

The BEP is an unfunded deferred compensation plan. Interest is compounded quarterly and credited to each participant’s account based upon the 10-Year U.S. Treasury Bond yield as in effect on the first business day of the plan year rounded to the next higher one-half percent, plus one percent. For plan year 2007, the rate was 6.0%. This methodology of applying interest is based on the language outlined in the BEP.

Distributions are allowed only at termination, retirement, death, or disability and are paid in a lump sum on the first day of the seventh month following the occurrence of such a qualifying event.

Potential Payments upon Termination or Change-in-Control

Set forth below is a summary of the payments and benefits that certain named executive officers would receive upon termination of employment or upon a change in control.

Mr. Taub.    If the Company were to terminate Mr. Taub’s employment for cause, he would not become entitled to any further compensation. Pursuant to the terms of Mr. Taub’s employment agreement, cause means:

•	gross neglect of duties;

•	conviction of any felony or any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates;

•	willful misconduct in connection with the performance of any material portion of duties, breach of any material provision of the employment agreement; or

•	any other conduct which would make continued employment materially prejudicial to the best interests of the Company.

In the case of termination of his employment without cause, Mr. Taub would become entitled to receive:

•	continued payment of his base salary and bonus for a period of five years after the termination;

•	continued participation in applicable welfare benefit plans for five years after the termination;

•	continued contribution to the employer portion of employee premiums of welfare benefit plans for a period of five years after termination;

•	continued participation in fringe benefit arrangements for five years after the termination; and

•	accrued vacation pay.

For each year during the severance period during which EBITDA achieved for the year at least equals EBITDA for the immediately preceding year, the base salary and bonus paid to Mr. Taub will be no less than the base salary and bonus paid for the preceding year. To the extent that Mr. Taub earns any compensation during the severance period, any base salary and bonus paid will be offset by such compensation.

Under Mr. Taub’s employment contract, upon a change-in-control (as defined in the employment contract) Mafco Worldwide will be required to purchase for Mr. Taub a single-premium annuity having the terms described under ‘‘Termination and Change In Control Schedule’’.

Mr. Dawson.    If the Company were to terminate Mr. Dawson’s employment for cause, he would not become entitled to any further compensation. Pursuant to the terms of Mr. Dawson’s employment agreement, cause means:

•	continued neglect of duties;

•	continued incompetence or unsatisfactory attendance;

•	conviction of any felony;

•	violation of the rules, regulations, procedures or instructions relating to the conduct of employees, directors, officers and/or consultants of Harland Clarke Holdings;

•	willful misconduct in connection with the performance of any material portion of the executive’s duties under the employment agreement;

•	breach of fiduciary obligation owed to Harland Clarke Holdings or commission of any act of fraud, embezzlement, disloyalty or defalcation, or usurpation of a Harland Clarke Holdings opportunity;

•	breach of any provision of the employment agreement, including any non-competition, non-solicitation and/or confidentiality provisions;

•	any act that has a material adverse effect upon the reputation of and/or the public confidence in Harland Clarke Holdings;

•	failure to comply with a reasonable order, policy or rule that constitutes material insubordination;

•	engaging in any discriminatory or sexually harassing behavior; or

•	using, possessing or being impaired by or under the influence of illegal drugs or the abuse of controlled substances or alcohol on the premises of Harland Clarke Holdings or any of its subsidiaries or affiliates or while working or representing Harland Clarke Holdings or any of its subsidiaries or affiliates.

In the case of termination of his employment without cause or for good reason (as defined below), Mr. Dawson would become entitled to receive:

•	continued payment of his base salary for a period of two years after the termination;

•	continued participation in applicable welfare benefit plans for 12 months after the termination;

•	continued contribution to the employer portion of employee premiums of welfare benefit plans for a period of 12 months after termination;

•	a pro rata annual bonus for the year in which termination occurred, if it would have otherwise been payable to him but for the termination of his employment;

•	any earned but unpaid annual bonus for the year prior to the year in which termination occurred; and

•	a pro rata amount payable, if any, under the 2008 LTIP in accordance with its terms.

Pursuant to the terms of Mr. Dawson’s employment agreement, good reason means, without the advance written consent of the executive:

•	a reduction in the executive’s base salary; or

•	a material and continuing reduction in the executive’s responsibilities, in each case which the Company fails to cure within 30 days of receiving notice from the executive of such an event.

Mr. Dawson’s 2008 LTIP payments would be forfeited upon the termination of his employment, other than due to death or disability, if such termination were to occur prior to December 31, 2010. If he were to die or be terminated due to disability prior to December 31, 2010, he (or his estate) would receive a pro rata payment at the time 2008 LTIP payments are otherwise paid.

Mr. Taub is bound by a five-year non-competition covenant and Mr. Dawson is bound by a two-year non-competition covenant as well as a two-year non-solicitation covenant. Breach of either the non-competition or the non-solicitation covenants will result in a cessation of payment of salary and premium rates under the group health benefits.

TERMINATION AND CHANGE IN CONTROL SCHEDULE

Name & Principal Position	Separation Pay(1) ($)	2005 LTIP Accelerated Payment(2) ($)	Vacation(3) ($)	Health/ Welfare Plans(4) ($)	Executive Annual Bonus Plan(5) ($)	Outplacement Assistance(6) ($)	Deferred Compensation Plan Balance/Pension(7) ($)		Total ($)
Stephen G. Taub President & CEO of Mafco Worldwide	5,125,000	—	211,538	155,792	5,125,000	—	—	(8)	10,617,330
Charles T. Dawson President & CEO of Harland Clarke Holdings	1,700,000	4,184,474	11,077	5,945	901,034	30,000	200,987		7,053,517

(1)	In the case of the termination of Mr. Taub without cause (as defined in his employment agreement), he would be entitled to receive continued payment of base salary for a period of five years. In the case of the termination of Mr. Dawson without cause (as defined in his employment agreement), he would be entitled to receive continued payment of base salary for a period of 2 years.
(2)	The 2005 LTIP, which was intended to be based on three-year performance through 2008, was terminated effective December 31, 2007, and no future events can give rise to additional payments. All existing awards were cancelled in exchange for cash payments approved by the Compensation Committee. The amount paid to Mr. Dawson is detailed above in the Summary Compensation Table.
(3)	Upon termination other than for cause (as defined in his employment agreement), Mr. Dawson would be entitled to his earned and unused vacation for the current year, although unused vacation is forfeited as of each December 31. Mr. Dawson would also be entitled to $11,077, which reflects the dollar value of an unused amount of vacation time from a legacy vacation plan that has been discontinued. As of December 31, 2007, in the event his employment terminates, Mr. Taub would be entitled to receive $211,538, which reflects the dollar value of unused vacation under the Mafco Worldwide vacation policy.
(4)	Mr. Taub, upon his termination other than for cause (as defined in his employment agreement), would be entitled to continued participation in applicable welfare benefit plans for five years after the termination. Mr. Taub’s total assumes reasonable increases in healthcare costs over the applicable period. Mr. Dawson, upon his termination other than for cause (as defined in his employment agreement), would be entitled to continued participation in applicable welfare benefit plans for 12 months after the termination and continued contribution by the Company to the employer portion of the employee premiums of welfare benefit plans for 12 months after the termination. The amounts set forth here for Mr. Dawson reflect employer cost for 2007 based on his enrollment in Harland Clarke Holdings’ dental, medical and vision plans as of December 31, 2007.
(5)	Mr. Taub, in the case of his termination without cause (as defined in his employment agreement), would receive annually a bonus for each year of the five-year severance period, assuming that he would have been eligible to receive such bonus (including due to the satisfaction of Mafco Worldwide’s performance targets) had he been employed at the time such bonus would normally have been paid. In calculating this amount, we assumed that the EBITDA Mafco Worldwide will have achieved over the next five years will remain stable. Mr. Dawson, in the case of his termination without cause (as defined in his employment agreement), would receive a prorated bonus for the year in which the termination occurred, only if he would have been eligible to receive such bonus (including due to the satisfaction of Harland Clarke Holdings’ performance targets) had he been employed at the time such bonus would normally have been paid.
(6)	Standard outplacement assistance for Mr. Dawson of up to $30,000 would be paid to a mutually agreed provider of outplacement services for a 12-month outplacement program.

(7)	Upon termination, retirement, death or disability, Mr. Dawson’s total balance in his BEP would be paid on the first day of the seventh month following the occurrence of such an event. These amounts reflect Mr. Dawson’s account balance as of December 31, 2007.
(8)	As disclosed above in the Pension Benefits for 2007 table, following the earlier of a change-in-control of Mafco Worldwide and May 25, 2016, Mafco Worldwide will purchase for Mr. Taub a single premium annuity providing to Mr. Taub the actuarial equivalent of the benefit under the Mafco Restoration Plan (as described above), as in effect on August 1, 2001 or on the annuitization date, whichever is greater.

DIRECTOR COMPENSATION FOR 2007

The following Director Compensation table shows all compensation paid by the Company to its directors in respect of 2007. While there are many ways to describe the value of an equity award granted to a director, SEC rules require that the Director Compensation Table show an accounting charge rather than a fair value for an equity award. The table includes, under the column ‘‘Stock Awards’’ the expense that the Company must recognize pursuant to Statement of Financial Accounting Standards No. 123(R) for 2007 (excluding forfeiture assumptions) in respect of outstanding stock units to the directors listed below.

Name (a)	Fiscal Year	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Option Awards ($)	All Other Compensation ($)	Total ($)
Philip E. Beekman	2007	106,583				106,583
Martha L. Byorum	2007	68,139				68,139
Roseanne Coppola	2007		69,221			69,221
Viet D. Dinh	2007	58,861				58,861
Jaymie A. Durnan	2007		90,571			90,571
Theo W. Folz	2007	98,417				98,417
Paul M. Meister	2007		410,218			410,218
Bruce Slovin	2007		350,602			350,602
Carl B. Webb	2007	8,452	86,015			94,467

(a)	Messrs. Perelman, Gittis, Taub, Dawson and Schwartz received no cash compensation for their service as directors for 2007. On May 30, 2007, the Company issued 200,000 shares of restricted common stock to Mr. Perelman under the Company’s 2003 Stock Incentive Plan. See ‘‘Certain Relationships and Related Transactions — Restricted Stock Grant’’.
(b)	In 2007, directors who did not receive compensation as officers or employees of the Company or any of its affiliates were paid an annual retainer fee of $50,000 from January 1, 2007 to May 31, 2007 payable in monthly installments and a fee of $1,500 for each meeting of the Board of Directors or any committee (other than the Audit Committee) that they attended. Members of the Audit Committee were paid an annual Audit Committee retainer fee of $10,000, payable in monthly installments, in addition to the aforementioned annual retainer fee for Board membership, and a per meeting fee of $2,000 for each meeting of the Audit Committee that they attend. Effective June 1, 2007, in recognition of the increased size of the Company and the increased responsibilities of the Board, and based upon the advice of Mercer Consulting, the annual retainer fee was increased from $50,000 to $75,000 and the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee were each paid an annual retainer of $10,000, in addition to the aforementioned annual retainer fee for Board membership.
(c)	Non-employee directors are eligible to participate in the Company’s Outside Directors Deferred Compensation Plan (the ‘‘Director Plan’’). The Director Plan enables such directors to forgo cash fees otherwise payable to them in respect of their service as a director and to have such fees credited at the end of each quarter in the form of stock units, which will be payable in the form of stock or cash, as elected by a director, when the director terminates service as a director, or at such other time as he or she elects. The Company classifies deferred directors’ compensation as a liability in the Company’s consolidated balance sheet and remeasures the liability at fair market value until settlement. For purposes of this table, the fair market value is determined as of December 31, 2007. Deferred directors’ compensation is recorded as a component of selling, general and administrative expenses in the Company’s consolidated statement of operations. As of December 31, 2007, there were 26,363 stock units outstanding in total related to all compensation deferred by Messrs. Meister, Slovin, Durnan and Webb. As of December 31, 2007, 12,589, 10,494, 1,682 and 1,598 stock units were credited to the accounts of Messrs. Meister, Slovin, Durnan and Webb, respectively. The grant date fair value of deferred compensation earned in 2007 was a total of $361,166.00 for Messrs. Meister, Slovin, Durnan and Webb and Ms. Coppola. The grant date fair value of each grant awarded in respect of annual retainer fees to Messrs. Meister, Slovin, Durnan and Webb was $4,166.67 from January 1, 2007 to May 31, 2007 and $6,250.00 for the remainder of 2007. The grant date fair value of each grant awarded in respect of board or committee meeting fees to Messrs. Meister, Slovin, Durnan and Webb was $1,500.00. The grant date fair value of each grant awarded in respect of Audit Committee retainer fees to Messrs. Meister and Webb was $833.33. The grant date fair value of each grant awarded in respect of Audit Committee meeting fees to Messrs. Meister and Webb was $2,000.00. For Ms. Coppola, who died on January 17, 2007, the amounts mainly consist of 198 stock units awarded in January 2007, and an aggregate of 5,520 units which were cashed out in February 2007 pursuant to the terms of the Director Plan.

PROPOSAL 2 — RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee has selected, subject to ratification by the stockholders, Ernst & Young LLP to audit the accounts of the Company for the fiscal year ending December 31, 2008.

The ratification of the selection of Ernst & Young LLP will require the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock present or represented by proxy and entitled to vote thereon, a quorum being present. For this proposal, abstentions and broker non-votes will not count as ‘‘votes cast,’’ so they will have no effect on the outcome of the vote, other than for determination of whether a quorum exists.

Ernst & Young LLP representatives will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees.    The aggregate fees and expenses that Ernst & Young LLP billed to the Company for professional services rendered for the audit of the Company’s 2007 and 2006 annual financial statements included in the Company’s Annual Report on Form 10-K, and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods in 2007 and 2006 were $4,593,000 and $1,797,513, respectively. Audit services include fees associated with the annual audit, the audit of the Company’s internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, the reviews of the Company’s quarterly reports on Form 10-Q and statutory audits required internationally.

Audit-Related Fees.    The aggregate fees and expenses that Ernst & Young LLP billed to the Company for audit-related services rendered in 2007 and 2006 were $1,782,000 and $696,000, respectively. Audit-related services include assistance with the offering memorandum of Harland Clarke Holdings for its senior notes, assistance in responding to a comment letter from the SEC staff, due diligence services, employee benefit plan audits, and audits and reviews not required for the audit of the consolidated financial statements.

Tax Fees.    The aggregate fees and expenses that Ernst & Young LLP billed to the Company for tax services rendered in 2007 and 2006 were $130,000 and $20,000, respectively. Tax services include tax planning and tax advice.

All Other Fees.    The aggregate fees and expenses that Ernst & Young LLP billed to the Company for all other services rendered in 2007 and 2006 to the Company were $0 and $0, respectively.

Auditor Independence and Pre-Approval.    The Audit Committee considered whether any audit-related and non-audit service that Ernst & Young LLP provided were compatible with maintaining the auditors’ independence from management and the Company. It has been the Audit Committee’s policy to approve in advance the plan of audit services to be provided and an estimate of the cost for such audit services. The Audit Committee has also adopted a policy of approving in advance for each calendar year a plan of the expected services and a related budget, submitted by management, for audit-related services, tax services and other services that the Company expects the auditors to render during the year. Throughout the year, the Audit Committee is provided with updates on the services provided and the expected fees associated with each service. Any expenditure in excess of the approval limits for approved services, and any engagement of the auditors to render services in addition to those previously approved, requires advance approval by the Audit Committee. The Audit Committee approved the audit plan, all of the fees disclosed above and the services that the Company expects Ernst & Young LLP to provide in 2008.

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to audit the accounts of the Company for the fiscal year ending December 31, 2008.

PROPOSAL 3 — APPROVAL OF INCENTIVE COMPENSATION
ARRANGEMENTS FOR HARLAND CLARKE HOLDINGS’
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Mr. Dawson’s employment agreement provides for his employment as President and Chief Executive Officer of Harland Clarke Holdings. In addition to Mr. Dawson’s annual base salary of $1,000,000, for 2008 he is entitled to receive an annual bonus of between 90% and 175% of his annual base salary based on the attainment of a certain percentage of adjusted EBITDA targets. He will also participate in the 2008 LTIP (described above and in Proposal 4) for which he will be eligible to receive 35% of the bonus pool attributable to Harland Clarke Holdings under the 2008 LTIP.

Mr. Dawson’s employment agreement was approved by the Compensation Committee of the Company on January 14, 2008. Compensation earned pursuant to the annual bonus and 2008 LTIP provisions of Mr. Dawson’s employment agreement is intended to qualify as ‘‘performance-based compensation’’ under Section 162(m) of the Code and is subject to approval by the stockholders of the Company. A copy of Mr. Dawson’s employment agreement is attached hereto as Appendix 1.

Under applicable rules of the NYSE, such approval requires the affirmative vote of a majority of votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% in interest of all shares entitled to vote on the proposal, assuming a quorum is present. Under the NYSE rules, broker non-votes will not count as ‘‘votes cast’’ on this proposal, so they will not count in determining whether the over 50% threshold is reached (although they will otherwise have no effect on the outcome of the vote), but abstentions will count as ‘‘votes cast’’ on this proposal, so abstentions will have the same effect as ‘‘no’’ votes on this proposal.

New Plan Benefits

The amount of annual bonus actually payable to Mr. Dawson is subject to the degree by which the above-mentioned adjusted EBITDA targets are attained and, therefore, is not determinable at this time.

The Board of Directors recommends that stockholders vote FOR approval of the Mr. Dawson’s incentive compensation arrangements for the purpose of allowing such compensation to be deductible under Section 162 (m) of the Code.

PROPOSAL 4 — APPROVAL OF THE M & F WORLDWIDE CORP. 2008 LONG TERM INCENTIVE PLAN

Our stockholders are being asked to approve the 2008 LTIP for the purpose of allowing compensation paid pursuant to the 2008 LTIP to be deductible under Section 162 (m) of the Code. The Board of Directors adopted the 2008 LTIP effective January 1, 2008.

Under applicable rules of the NYSE, approval of the 2008 LTIP requires the affirmative vote of a majority of votes cast on the proposal, provided that the total vote cast on the proposal represents over

50% in interest of all shares entitled to vote on the proposal, assuming a quorum is present. Under the NYSE rules, broker non-votes will not count as ‘‘votes cast’’ on this proposal, so they will not count in determining whether the 50% threshold is reached (although they will otherwise have no effect on the outcome of the vote), but abstentions will count as ‘‘votes cast’’ on this proposal, so abstentions will have the same effect as ‘‘no’’ votes on this proposal.

The Board of Directors has determined that it is advisable and in the best interests of the Company and the stockholders to adopt the 2008 LTIP. The purpose of the plan is to foster and promote the long-term financial success of the Company and increase stockholder values by (a) strengthening the Company’s capability to develop and maintain a management team; (b) motivating superior performance by means of long-term performance related incentives linked to business performance of the Company; (c) attracting and retaining qualified personnel by providing incentive compensation opportunities competitive with other similar companies; and (d) enabling officers and other key employees to participate in the long-term growth and financial success of the Company. The 2008 LTIP is generally intended to provide bonuses that qualify as performance-based compensation within the meaning of Section 162(m) of Code. A copy of the 2008 LTIP is attached hereto as Appendix 2. The following summary of the material features of the 2008 LTIP is qualified in its entirety by reference to the complete text of the 2008 LTIP.

Section 162(m) of the Code generally provides that the Company may not take a federal income tax deduction for compensation in excess of $1,000,000 paid to certain executive officers in any one year. Certain performance-based compensation is exempt from this limit. Section 162(m) does not preclude the Company from taking a federal income tax deduction for certain qualifying performance-based compensation paid to an executive officer in a year even if the compensation exceeds $1,000,000. The 2008 LTIP is structured to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) and requires that certain terms of the 2008 LTIP, including the business criteria and maximum amounts payable, be approved by the Company’s stockholders.

Administration.    The 2008 LTIP will be administered by the Compensation Committee, which is selected by our Board of Directors and is composed of two or more members of our Board of Directors, each of whom is required to be an ‘‘outside director’’ within the meaning of Section 162(m) of the Code. The Compensation Committee will have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the 2008 LTIP, including authority to determine eligibility for participation, establish the award cycle, award term, payment value, performance goals, performance measures and other criteria. Except as otherwise specifically limited in the 2008 LTIP, the Compensation Committee will have full power and authority to construe, interpret and administer the 2008 LTIP.

Eligibility.    The Compensation Committee will retain the discretion to award or pay non-deductible compensation when it considers it to be in the best interests of the Company and stockholders to do so. The 2008 LTIP provides that the Compensation Committee will select which employees of the Company and its affiliates will be participants during any given fiscal year the 2008 LTIP is in effect.

Performance Measures.    The Performance Measures (as defined in the 2008 LTIP) under the 2008 LTIP will be determined in the discretion of the Compensation Committee, based upon the Compensation Committee’s determination of the goals that will most effectively further the Company’s corporate objectives. Performance Measures may be based on performance goals for the Company, any affiliate or any division of the Company. The Performance Measures may be relative or absolute and may include sales; cash flow; cash flow from operations; operating profit or income; net income; operating margin; net income margin; return on net assets; economic value added; return on total assets; return on common equity; return on total capital; total stockholder return; revenue; revenue growth; EBITDA; EBITDA growth; cumulative EBITDA over a period fixed by the Compensation Committee; basic earnings per share; diluted earnings per share; funds from operations per share and per share growth; cash available for distribution; cash available for distribution per share and per share growth; share price performance on an absolute basis and relative to an index of earnings per share or improvements in the Company’s (or any affiliate’s, or any division’s) attainment of expense levels; implementing or completion of critical projects; or other criteria established by the Compensation Committee.

Payout Amounts.    The payout that a participant is entitled to receive under the 2008 LTIP will be based on a pre-determined percentage of the payment value, as set out in the participant’s award agreement. The maximum payout that a participant may receive under the 2008 LTIP will be $10,000,000.

Termination or Amendment of Plan.    The Compensation Committee may amend, suspend or terminate the 2008 LTIP at any time, provided that no amendment may be made without the approval of our stockholders if the effect of any amendment would be to cause outstanding or pending awards that are intended to qualify for the ‘‘performance-based compensation’’ exception to Section 162(m) of the Code to cease to qualify for this exception.

Application to Harland Clarke Holdings, Harland Clarke, HFS, and Scantron.    A 2008 LTIP bonus pool was created for senior executives of Harland Clarke Holdings, Harland Clarke, HFS and Scantron. The 2008 LTIP bonus pool has a three-year performance cycle covering the period from January 1, 2008 until December 31, 2010. The participating executives are eligible to receive a fixed percentage of the 2008 LTIP bonus pool and their ultimate payout, if any, at the end of the third year is based on performance over the three-year performance cycle.

New Plan Benefits

Future amounts payable to eligible participants under the 2008 LTIP are based on satisfaction of certain performance goals in each applicable performance period and, therefore, are not determinable at this time.

The Board of Directors recommends that stockholders vote FOR the approval of the adoption of the 2008 LTIP for the purpose of allowing compensation paid pursuant to the 2008 LTIP to be deductible under Section 162 (m) of the Code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

The following table sets forth the total number of shares of Common Stock that each director of the Company, each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, the officers named in the Summary Compensation Table presented in this Proxy Statement and all directors and executive officers as a group beneficially owned as of March 31, 2008, and the percent of Common Stock so owned. Common Stock is the Company’s only outstanding voting stock. ‘‘Beneficial ownership’’ for this purpose is as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, a person beneficially owns a share if the person has sole or shared voting power or investment power with respect to the share or the person has the right to acquire the share within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of any power of attorney or revocation of trust, discretionary account or similar arrangement.

Name	Amount and Nature of Beneficial Ownership		Percent of Class
MFW Holdings One LLC 35 East 62 St., New York, NY 10065	7,248,000	(a)	34.0%
MFW Holdings Two LLC 35 East 62 St., New York, NY 10065	946,000	(a)	4.4%
Bay Harbour Management, L.C. 885 Third Ave, New York, NY 10022	1,902,606	(b)	8.9%
Dimensional Fund Advisors LP 1299 Ocean Avenue, Santa Monica, CA 90401	1,566,533	(c)	7.3%
Philip E. Beekman	10,900		*
William C. Bevins	0		*
Martha L. Byorum	0		*
Charles T. Dawson	0		*
Viet Dinh	702	(d)	*
Jaymie A. Durnan	2,384	(e)	*
Theo W. Folz	10,000		*
Paul M. Meister	85,747	(f)	*
Ronald O. Perelman	200,000	(a)	*
Paul G. Savas	1,000		*
Barry F. Schwartz	5,000		*
Bruce Slovin	82,303	(g)	*
Stephen G. Taub	0		*
Carl Webb	2,380	(h)	*
All directors and executive officers as a group (13 persons)	8,594,416	(i)	40.2%

*	Less than 1%.
(a)	All of such shares of Common Stock are beneficially owned by Ronald O. Perelman. Holdings One and Holdings Two are wholly owned subsidiaries of MacAndrews Holdings, of which Mr. Perelman owns 100%. In addition, MacAndrews Holdings may be deemed to share beneficial ownership of the 8,194,000 shares of Common Stock beneficially owned by Holdings One and Holdings Two and the 200,000 shares of Common Stock deemed beneficially owned by Mr. Perelman as a result of Mr. Perelman’s grant of restricted stock (an aggregate of 8,394,000 shares of Common Stock, representing approximately 39.4% of the Common Stock outstanding or deemed outstanding under the rules of the SEC), by virtue of MacAndrews Holdings’ ownership of 100% of the common stock of Holdings One and Holdings Two and Mr. Perelman’s 100% ownership of MacAndrews Holdings’ common stock. The shares so owned and shares of intermediate holding companies are, or may from time to time be, pledged to secure obligations of MacAndrews Holdings or its affiliates.
(b)	Beneficial ownership is based on a statement on Schedule 13G/A filed by Bay Harbour Management, L.C. on February 14, 2008.
(c)	Beneficial ownership is based on a statement on Schedule 13G/A filed by Dimensional Fund Advisors LP on February 6, 2008.
(d)	Represents 702 shares that may be deemed to be beneficially owned by Mr. Dinh as a result of his participation in the Director Plan.
(e)	Represents 2,384 shares that may be deemed to be beneficially owned by Mr. Durnan as a result of his participation in the Director Plan.
(f)	Includes 13,331 shares that may be deemed to be beneficially owned by Mr. Meister as a result of his participation in the Director Plan.
(g)	Of the shares set forth in the table, 25,000 are held in trust for the benefit of a minor child and 16,000 shares are owned directly by the wife of Mr. Slovin. Mr. Slovin disclaims beneficial ownership of such 41,000 shares. Includes 11,303 shares that may be deemed to be beneficially owned by Mr. Slovin as a result of his participation in the Director Plan.
(h)	Represents 2,380 shares that may be deemed to be beneficially owned by Mr. Webb as a result of his participation in the Director Plan.
(i)	Includes shares of Common Stock indirectly owned by Mr. Perelman through MacAndrews Holdings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Code of Business Conduct (the ‘‘Code of Conduct’’) covers transactions and other activities by employees of the Company and its subsidiaries that give rise to conflicts of interest. The conflicts of interest policy in the Code of Conduct limits or prohibits, among other things, transactions between the employee and the Company and transactions by the employee with (and employment with or substantial investments in) an enterprise that is a present or potential supplier, customer or competitor, or that engages or may engage in any other business with the Company. In addition, the policy also prohibits employees from appropriating for personal benefit business opportunities that should be first offered to the Company. The Code of Conduct also limits similar transactions by family members of employees. Any waivers of the Code of Conduct must be approved by either the Board of Directors or the Audit Committee of the Company. As a Delaware corporation, the Company is also subject to the requirement for disinterested director or shareholder approval of transactions by the Company with its directors and officers, as set forth in Section 144 of the Delaware General Corporation Law.

Transfer Agreement.    In 1995, a subsidiary of MacAndrews & Forbes, the Company and two of the Company’s subsidiaries entered into a transfer agreement (the ‘‘Transfer Agreement’’). Pneumo Abex LLC (together with its predecessor in interest Pneumo Abex Corporation, ‘‘Pneumo Abex’’), an indirect, wholly owned subsidiary of the Company, has various contingent liabilities, most of which are indemnified by third parties. Among the indemnified liabilities are certain environmental and asbestos-related claims, as well as certain tax and other matters. Under the Transfer Agreement, Pneumo Abex retained the assets and liabilities relating to its former Abex NWL Aerospace Division, as well as certain contingent liabilities and the related assets, including its historical insurance and indemnification arrangements. Pneumo Abex transferred substantially all of its other assets and liabilities to a subsidiary of MacAndrews & Forbes. The Transfer Agreement provides for appropriate transfer, indemnification and tax sharing arrangements, in a manner consistent with applicable law and existing contractual arrangements.

The Transfer Agreement requires such subsidiary of MacAndrews & Forbes to undertake certain administrative and funding obligations with respect to certain categories of asbestos-related claims and other liabilities, including environmental claims, retained by Pneumo Abex. Pneumo Abex must reimburse the amounts so funded only when it receives amounts under related indemnification and insurance agreements. Such administrative and funding obligations would be terminated as to these categories of asbestos-related claims in the case of a bankruptcy of Pneumo Abex or the Company or of certain other events affecting the availability of coverage for such claims from third-party indemnitors and insurers. In the event of certain kinds of disputes with Pneumo Abex’s indemnitors regarding their indemnities, the Transfer Agreement permits Pneumo Abex to require such subsidiary to fund 50% of the costs of resolving the disputes.

The Company/Mafco Consolidated Registration Rights Agreement.    Mafco Consolidated Group LLC, a Delaware limited liability company and the successor by conversion to Mafco Consolidated Group Inc. (‘‘Mafco Consolidated’’), and the Company are parties to a registration rights agreement (as amended, the ‘‘Company/Mafco Consolidated Registration Rights Agreement’’ providing Mafco Consolidated with the right to require the Company to use its best efforts to register under the Securities Act of 1933 (the ‘‘Securities Act’’), and the securities or blue sky laws of any jurisdiction designated by Mafco Consolidated, all or portion of the issued and outstanding Common Stock owned by Mafco Consolidated or any of its affiliates (the ‘‘Registrable Shares’’). Such demand rights are subject to the conditions that the Company is not required to (1) effect a demand registration more than once in any 12-month period, (2) effect more than one demand registration with respect to the Registrable Shares, or (3) file a registration statement during periods (not to exceed three months) (a) when the Company is contemplating a public offering, (b) when the Company is in possession of certain material non-public information, or (c) when audited financial statements are not available and their inclusion in a registration statement is required. In addition, and subject to certain conditions described in the Company/Mafco Consolidated Registration Rights Agreement, if at any time the Company proposes to register under the Securities Act an offering of Common Stock or any other class of equity securities, then Mafco Consolidated will have the right to require the Company to use its best efforts to effect the registration under the Securities Act and the securities or blue sky laws of any jurisdiction designated by Mafco Consolidated of all or a portion of the Registrable Shares as designated by Mafco Consolidated. The Company is responsible for all expenses relating to the performance of, or compliance with, the Company/Mafco Consolidated Registration Rights Agreement except that the seller of the Registrable Shares is responsible for underwriters’ discounts and selling commissions with respect to the Registrable Shares it sells. Mafco Consolidated, Holdings One and Holdings Two are each wholly owned subsidiaries of MacAndrews Holdings, and the shares of Common Stock held by Holdings One and Holdings Two are Registrable Shares under the Company/Mafco Consolidated Registration Rights Agreement.

Management Services Agreement and Transaction Fees.    During 2007, 2006 and 2005 MacAndrews & Forbes provided the services of the Company’s Chief Executive Officer and Chief Financial Officer, as well as other management, advisory, transactional, corporate finance, legal, risk management, tax and accounting services pursuant to the terms of a management services agreement, which has been amended from time to time. Under the terms of the management services agreement, the Company pays MacAndrews & Forbes Inc. an annual fee for these services. The annual rate is currently $10.0 million. The fee was set at an annual rate of $5.0 million for the period July 1, 2006 to April 30, 2007 and at an annual rate of $1.5 million for periods prior to July 1, 2006. In 2007, 2006 and 2005, the Company paid to MacAndrews & Forbes $8.33 million, $3.25 million and $1.5 million, respectively, for the services provided pursuant to the management services agreement.

The management services agreement will terminate on December 31, 2008, subject to automatic one-year renewal periods unless either party gives the other party written notice at least 90 days prior to the end of the initial term or a subsequent renewal period. The management services agreement will also terminate in the event that MacAndrews & Forbes Inc. or its affiliates no longer in the aggregate retain beneficial ownership of 10% or more of the outstanding common stock of the Company. The Management Services Agreement also contains customary indemnities covering MacAndrews & Forbes Inc. and its affiliates and personnel.

The Company paid $10.0 million to MacAndrews & Forbes in the second quarter of 2007 for services related to sourcing, analyzing, negotiating and executing the Harland Acquisition. In addition, in February 2008, the Company paid $2.0 million to MacAndrews & Forbes for services related to sourcing, analyzing, negotiating and executing the Data Management Purchase.

Restricted Stock Grant.    On May 30, 2007, the Company issued 200,000 shares of restricted common stock to Ronald O. Perelman under the Company’s 2003 Stock Incentive Plan (the ‘‘Restricted Stock’’). Mr. Perelman is the Chairman of the Company’s Board of Directors and is the sole stockholder of MacAndrews Holdings. The Restricted Stock vests in equal installments on each of the first three anniversaries of the issuance date, provided that from the issuance date to each such vesting date, Mr. Perelman continues to provide services to the Company as a director, officer or consultant. The Restricted Stock will vest 100% upon the occurrence of a change in control of the Company.

MacAndrews & Forbes Insurance Programs.    The Company participates in MacAndrews & Forbes directors’ and officers’ insurance program, which covers the Company as well as MacAndrews & Forbes and its other affiliates. The limits of coverage are available on aggregate losses to any or all of the participating companies and their respective directors and officers. The Company reimburses MacAndrews & Forbes for its allocable portion of the premiums for such coverage, which the Company believes is more favorable than the premiums the Company could secure were it to secure its own coverage. At December 31, 2007, the Company recorded prepaid expenses and other assets of $1.5 million and $1.0 million, respectively, relating to the directors’ and officers’ insurance program. At December 31, 2006, the Company recorded prepaid expenses and other assets of $1.2 million and $2.4 million relating to the directors’ and officers’ insurance program. The Company made payments of $0.4 million to MacAndrews & Forbes in 2007 under the insurance program. No payment to MacAndrews & Forbes was made in 2006 under the insurance program.

Security Services.    Allied Security, an affiliate of MacAndrews Holdings, provides contract security officer services to Mafco Worldwide and Harland Clarke Holdings. Mafco Worldwide and Harland Clarke Holdings made aggregate payments to Allied Security for such services of approximately $0.2 million and $0.9 million, respectively, for the full fiscal year 2007 and $0.2 million and $0.1 million, respectively, for the full fiscal year 2006, which the Company believes is competitive with industry rates for similarly situated security firms and as favorable as terms that could have been obtained from an unrelated party in an arms-length transaction.

Tax Sharing Agreement.    On December 15, 2005, the Company and each of the direct parent companies of Harland Clarke Holdings and Mafco Worldwide entered into a tax sharing agreement (the ‘‘Tax Sharing Agreement’’) whereby the Company elects to file consolidated federal income tax returns on behalf of Harland Clarke Holdings, Mafco Worldwide and their respective affiliated subsidiaries as well as certain other subsidiaries of the Company. Under the Tax Sharing Agreement, each of Harland Clarke Holdings and Mafco Worldwide will make quarterly payments to the Company. These payments generally are based on the applicable federal income tax liability that Harland Clarke Holdings and Mafco Worldwide and their respective affiliated subsidiaries would have had for each taxable period if Harland Clarke Holdings or Mafco Worldwide, as the case may be, had not been included in the Company’s consolidated group. Similar provisions apply with respect to any foreign, state or local income or franchise tax returns filed by any Company consolidated, combined or unitary group for each year that Harland Clarke Holdings, Mafco Worldwide or any of their respective subsidiaries, as the case may be, is included in any such group for foreign, state or local tax purposes. Harland Clarke Holdings and Mafco Worldwide made net payments of approximately $5.3 million and $0.04 million, respectively, under the Tax Sharing Agreement in 2007.

ADDITIONAL INFORMATION

The Company will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and any Quarterly Report on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10065. Each such request must set forth a good faith representation that, as of the Record Date, April 7, 2008, the person making the request was a beneficial owner of Common Stock entitled to vote. In order to ensure timely delivery of such documents prior to the Annual Meeting, any such request should be made promptly to the Company. A copy of any exhibit to the Annual Report on Form 10-K may be obtained upon written request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing such exhibit) to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10065.

For your convenience, please note that the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available on the Company’s website at http://www.mandfworldwide.com, as well as on the SEC’s website at http://www.sec.gov.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any holder of at least $2,000 in market value of Common Stock who has held such securities for at least one year and who desires to have a proposal presented in the Company’s proxy material for use in connection with the annual meeting of stockholders to be held in 2009 must transmit that proposal (along with his or her name, address, the number of shares of Common Stock that he or she holds of record or beneficially, the dates upon which the shares of Common Stock were acquired, documentary support for a claim of beneficial ownership and a statement of willingness to hold such Common Stock through the date of the annual meeting of stockholders to be held in 2009) in writing to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10065, not less than 120 calendar days before the first anniversary of the date of this Proxy Statement. In accordance with the Company’s Amended and Restated By-laws, assuming the annual meeting of stockholders to be held in 2009 is within 30 days before or after the first anniversary date of the Annual Meeting, proposals of stockholders made outside of Rule 14a-8 under the Exchange Act (which the Company will not be required to include in its proxy material) must be submitted not later than March 16, 2009 and not earlier than February 14, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Messrs. Meister, Slovin, Durnan and Webb were granted 1,991, 2,001, 1,682 and 1,598 stock units, respectively, during 2007 under the Director Plan, in varying installments at the end of each calendar month for the period from January 1 to April 30 and at the end of each calendar quarter for the remainder of 2007. For more information regarding such grants, see ‘‘Director Compensation for 2007.’’ Forms 4 with respect to the grants for the period from January 1 to April 30 were filed on April 30, 2007.

OTHER BUSINESS

The Company knows of no other matter that may come before the Annual Meeting. However, if any such matter properly comes before the meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

April 28, 2008

By Order of the Board of Directors,
M & F WORLDWIDE CORP.

APPENDIX 1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of February 13, 2008, between Harland Clarke Holdings Corp., a Delaware corporation (the ‘‘Company’’), and Charles Dawson (the ‘‘Executive’’).

WHEREAS, on May 2, 2007, Harland Clarke Corp. (‘‘Harland Clarke’’), the Company and the Executive entered into a new Employment Agreement (the ‘‘Existing Employment Agreement’’); and

WHEREAS, the Company and the Executive wish to modify the terms of employment set forth in the Existing Employment Agreement.

Accordingly, the Company and the Executive hereby agree as follows:

1.	Employment, Duties and Acceptance.

1.1	Employment, Duties. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as President and Chief Executive Officer of the Company and President and Chief Executive Officer of the ‘‘Harland Clarke Business’’, or in such other executive position as may be mutually agreed upon by the Company and the Executive, and to perform such other duties consistent with such position as may be assigned to the Executive by the Board of Directors of Harland Clarke Holdings Corp. (the ‘‘Board’’). During the Term, the Executive shall report solely to the Board and to the Chief Executive Officer of M & F Worldwide Corp. (‘‘MFW’’). For purposes of this Agreement, the term ‘‘Harland Clarke Business’’ shall mean the business of the provision of checks and related products, direct marketing and contract center services to financial and commercial institutions and individuals, and any future businesses from time to time included in or added to such businesses.

1.2	Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability, to devote the Executive’s entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests. The Executive further agrees to accept election, and to serve during all or any part of the Term, as an officer or director of the Company and of any subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement, if elected to any such position by the shareholders or by the Board or of any subsidiary or affiliate, as the case may be.

1.3	Location. The duties to be performed by the Executive hereunder shall be performed primarily at the offices of the Company in San Antonio, Texas, subject to reasonable travel requirements on behalf of the Company.

2.	Term of Employment; Certain Post-Term Benefits.

2.1	The Term. This Agreement and the term of the Executive’s employment under this Agreement (the ‘‘Term’’) shall become effective as of January 1, 2008 (the ‘‘Effective Date’’) and will continue until December 31, 2010 (the ‘‘Termination Date’’), subject to earlier termination pursuant to Section 4.

2.2	End-of-Term Provisions. Prior to the end of the Term, the Company and the Executive shall meet to discuss whether the Term should be extended. The Company shall have the right at any time, however, to give written notice of non-renewal of the Term. In the event of non-renewal of the Term by the Company and the Executive’s employment is terminated after the end of the Term, other than for Cause (as defined below), or Disability (as defined below) following such notice of non-renewal, then such termination shall be treated as a termination without Cause and the Restricted Period

(as defined below) shall be reduced to a period of one year post termination of employment (the ‘‘Reduced Restricted Period’’). During such Restricted Period, the Executive shall receive 50% of the payments set forth in Sections 4.4(i) and 4.4(ii), subject to Executive’s signing and not revoking the release of claims as set forth in Section 4.6. For the avoidance of doubt, if the Company is willing to extend the Term and Executive does not agree to extend the Term, then upon such termination of employment at the end of the Term, the Executive shall be bound by the restrictive covenants set forth in Section 5 below, the Restricted Period shall not be reduced and Executive shall not be entitled to receive any severance benefits with respect to such termination. Notwithstanding the foregoing, the terms of this Section 2.2 will not impact any payments or other benefits to which the Executive would then be entitled under normal Company policies or the LTIP (as defined below) pursuant to the terms thereof.

3.	Compensation; Benefits.

3.1	Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive a base salary, payable in accordance with the Company’s normal payroll practices, at the annual rate of not less than $1,000,000 (effective January 1, 2008) less such deductions or amounts to be withheld as required by applicable law and regulations (the ‘‘Base Salary’’). In the event that the Company, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute ‘‘Base Salary’’ for purposes of this Agreement.

3.2	Incentive Compensation.

3.2.1	Annual Bonus. Commencing with the 2008 fiscal year, the Executive will be eligible to receive a bonus with respect to 2008 and each later fiscal year ending during the Term computed in accordance with the provisions hereafter. If, with respect to any such fiscal year, the Harland Clarke Business achieves ‘‘Consolidated EBITDA’’ (as defined below) of at least the percentage set forth in the table below of its business plan for such fiscal year, such bonus shall be the percentage set forth in the table below of Base Salary with respect to the fiscal year for which the bonus (any such bonus, an ‘‘Annual Bonus’’) was earned:

Percentage of Consolidated EBITDA in Business Plan	Percentage of Base Salary
89.9% and below	Nil
90 – 94.9	90
95 – 99.9	107.5
100 – 105	125
105.1 – 110	130.56
110.1 – 115	136.11
115.1 – 120	141.67
120.1 – 125	147.22
125.1 – 130	152.78
130.1 – 135	158.33
135.1 – 140	163.89
140.1 – 145	169.44
145.1 and over	175

An Annual Bonus if earned in accordance with this Agreement shall be paid no later than the fifteenth day of the third month next following the year with respect to which such bonus was earned, provided that, except as otherwise specifically provided in this Agreement (including, without limitation, Section 4.4), as a condition precedent to any bonus entitlement the Executive must remain in employment with the Company at the time that the Annual Bonus is paid.

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Notwithstanding the foregoing, to the extent that Section 162(m) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), may be applicable, such Annual Bonus shall be subject to, and contingent upon, such shareholder approval as is necessary to cause the Annual Bonus to qualify as ‘‘performance-based compensation’’ under Section 162(m) of the Code and the regulations promulgated thereunder as well as approval of this Section 3.2.1 by the MFW Compensation Committee and any other required committees.

For the purposes of this Agreement, ‘‘Consolidated EBITDA’’ means for any fiscal year of the Company, consolidated operating income for such fiscal year of the Harland Clarke Business plus, without duplication, the sum of (i) depreciation and amortization expense (excluding amounts of prepaid incentives under customer contracts), (ii) any extraordinary non-cash expenses or losses, (iii) any costs and expenses incurred in connection with the Transaction, (iv) allocation of fees charged by MFW or a subsidiary to the Company relating to the operation of the Harland Clarke Business and (v) all restructuring costs (as defined under U.S. generally accepted accounting principles), in the case of clauses (i) through (v) above, solely with respect to the Harland Clarke Business, and minus (x) to the extent included in the statement of such consolidated net income for such period, the sum of any extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated operating income for such period, gains on the sales of assets outside of the ordinary course of business), and (y) any cash payments made during such period in respect of items described in clause (ii) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of consolidated operating income, in the case of clauses (x) and (y) above, solely with respect to the Harland Clarke Business, all as determined on a consolidated basis, all of the foregoing to be determined by the Board or the MFW Compensation Committee, as applicable. For the purposes of determining compensation milestones for any fiscal year, Consolidated EBITDA will be adjusted by the Board or the MFW Compensation Committee, as applicable, as appropriate for material acquisitions or dispositions of any business or assets of or by the Harland Clarke Business or its subsidiaries for such fiscal year and thereafter.

3.2.2	New Long Term Incentive Plans. During the Term, the Executive shall participate in the M&F Worldwide Corp. 2008 Long Term Incentive Plan Award Agreement for Participating Executives of the ‘‘Harland Clarke business’’ and the M&F Worldwide Corp. 2008 Long Term Incentive Plan Award Agreement for Participating Executives of Harland Clarke Holdings Corp. (collectively, the ‘‘LTIP’’). The specific terms of such awards shall be set forth in one or more Award Agreements entered into with the Executive on or about the date hereof. If the Term is extended, the Executive shall participate in a new Long Term Incentive Plan that shall commence after the LTIP ends. Notwithstanding the foregoing, to the extent that Section 162(m) of the Code may be applicable, the LTIP (and any subsequent Long Term Incentive Plan) shall be subject to, and contingent upon, such shareholder approval as is necessary to cause the LTIP to qualify as ‘‘performance-based compensation’’ under Section 162(m) of the Code and the regulations promulgated thereunder

3.2.3	Existing Long Term Incentive Plan. The Executive’s existing Long Term Incentive Plan Award pursuant to the MFW 2005 Long Term Incentive Plan (the ‘‘Prior LTIP’’) shall be cancelled in exchange for the cash payments in the next sentence. For fiscal year 2006, Executive shall receive a cash payment of $1,461,787 (based on reported results for 2006) and for fiscal year 2007 Executive shall receive a cash payment in an amount approved by the MFW Compensation

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Committee (collectively, the ‘‘Prior LTIP Payments’’). The Prior LTIP Payments shall be paid to Executive as soon as practicable in order to avoid application of an additional or accelerated tax under Section 409A of the Code (as more fully set forth in Section 4.7 herein). For the avoidance of doubt, after Executive receives the Prior Plan Payments, Executive shall have no further right to any payment in respect of his Award under the Prior LTIP and the Prior LTIP shall be cancelled, effective not later than December 31, 2007.

3.3	Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers provided, however, that the maximum amount available for such expenses during any period may be fixed in advance by the Board.

3.4	Vacation. During the Term, the Executive shall be entitled to a vacation period or periods of four (4) weeks during any fiscal year taken in accordance with the vacation policy of the Company during each year of the Term. Vacation time not used by the end of a year shall be forfeited.

3.5	Fringe Benefits. During the Term, the Executive shall be entitled to all benefits for which the Executive shall be eligible under any qualified pension plan, 401(k) plan, group insurance or other so-called ‘‘fringe’’ benefit plan which the Company provides to its executive employees generally, which benefits may be subject to change to reflect the objectives and requirements of the Transaction.

4.	Termination.

4.1	Death. If the Executive dies during the Term, the Term shall terminate forthwith upon the Executive’s death. The Company shall pay to the Executive’s estate: (i) any Base Salary earned but not paid; (ii) a pro rated Annual Bonus based on the number of days of the fiscal year worked by the Executive; (iii) amounts payable under the LTIP in accordance with the terms thereof and (iv) Annual Bonus for the year prior to the year in which the Executive dies if at the time of death the Executive has earned an Annual Bonus payment for such prior year and has not yet been paid such Annual Bonus. The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement, except to the extent already earned and vested as of the day immediately prior to his death, or as earned, vested, or accrued by virtue of his death.

4.2	Disability. If, during the Term the Executive is unable to perform his duties hereunder due to a physical or mental incapacity for a period of 6 months within any 12 month period (hereinafter a ‘‘Disability’’), the Company shall have the right at any time thereafter to terminate the Term upon sending written notice of termination to the Executive. If the Company elects to terminate the Term by reason of Disability, the Company shall pay to the Executive promptly after the notice of termination: (i) any Base Salary earned but not paid, (ii) a pro rated Annual Bonus based on the number of days of the fiscal year worked by the Executive until the date of the notice of termination, (iii) amounts payable under the LTIP in accordance with the terms thereof, in each case less any other benefits payable to the Executive under any disability plan provided for hereunder or otherwise furnished to the Executive by the Company and (iv) Annual Bonus for the year prior to the year in which the Executive is terminated if at the time of termination the Executive has earned an Annual Bonus payment for such prior year and has not yet been paid such Annual Bonus. The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement except to the extent already earned and vested as of the day immediately prior to his termination by reason of Disability, or as earned, vested, or accrued by virtue of his Disability.

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4.3	Cause. The Company may at any time by written notice to the Executive terminate the Term for ‘‘Cause’’ (as defined below) and, upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except for any Base Salary earned but not paid prior to such termination. For the purposes of this Agreement, ‘‘Cause’’ means: (i) continued neglect by the Executive of the Executive’s duties hereunder, (ii) continued incompetence or unsatisfactory attendance, (iii) conviction of any felony, (iv) violation of the rules, regulations, procedures or instructions relating to the conduct of employees, directors, officers and/or consultants of the Company, (v) willful misconduct by the Executive in connection with the performance of any material portion of the Executive’s duties hereunder, (vi) breach of fiduciary obligation owed to the Company or commission of any act of fraud, embezzlement, disloyalty or defalcation, or usurpation of a Company opportunity, (vii) breach of any provision of this Agreement, including any non-competition, non-solicitation and/or confidentiality provisions hereof, (viii) any act that has a material adverse effect upon the reputation of and/or the public confidence in the Company, (ix) failure to comply with a reasonable order, policy or rule that constitutes material insubordination, (x) engaging in any discriminatory or sexually harassing behavior, or (xi) using, possessing or being impaired by or under the influence of illegal drugs or the abuse of controlled substances or alcohol on the premises of the Company or any of its subsidiaries or affiliates or while working or representing the Company or any of its subsidiaries or affiliates. A termination for Cause by the Company of any of the events described in clauses (i), (ii), (iv), (ix), (x) and (xi) shall only be effective on 15 days advance written notification, providing Executive the opportunity to cure, if reasonably capable of cure within said 15-day period; provided, however, that no such notification is required if the Cause event is not reasonably capable of cure or the Board determines that its fiduciary obligation requires it to effect a termination of Executive for Cause immediately.

4.4	Termination by Company without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or by the Executive for Good Reason (as defined below), the Executive shall receive: (i) as severance pay, an amount equal to two times the Base Salary payable in installments in accordance with the Company’s normal payroll practices, (ii) continuation for a 12-month period following the date of termination of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as ‘‘COBRA’’), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the Employee as in effect on the date of termination, (iii) pro-rated Annual Bonus for the year in which termination occurred if the Executive would have been eligible to receive such bonus hereunder (including due to satisfaction by the Company of performance milestones) had the Executive been employed at the time such Annual Bonus is normally paid, which pro-rated Annual Bonus will be paid at the time and in the manner such Annual Bonus is paid to other executives receiving such bonus payment, (iv) Annual Bonus for the year prior to the year in which the Executive is so terminated if at the time of termination the Executive has earned an Annual Bonus payment for such prior year and has not yet been paid such due to such termination, which prior year Annual Bonus will be paid at the time and in the manner such prior year Annual Bonus is paid to other executives receiving such prior year Annual Bonus and (v) amounts payable, if any, under the LTIP in accordance with the terms thereof. The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement. For purposes of this Agreement, ‘‘Good Reason’’ means, without the advance written consent of the Executive: (i) a reduction in Base Salary or (ii) a material and continuing reduction in the Executive’s responsibilities, provided, that a termination by the Executive for Good Reason shall be

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effective only if the Executive provides the Company with written notice specifying the event which constitutes Good Reason within thirty (30) days following the occurrence of such event or date Executive became aware or should have become aware of such event and the Company fails to cure the circumstances giving rise to Good Reason within 30 days after such notice.

4.5	Termination by Executive other than for Good Reason. The Executive is required to provide the Company with 30 days’ prior written notice of termination to the Company. Subject to Section 4.4, upon termination of employment by the Executive, the Executive shall receive any Base Salary earned but not paid prior to such termination and shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement, except to the extent already earned and vested as of the day immediately prior to such termination.

4.6	Release. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments, other than payment of any accrued and unpaid Base Salary to which the Executive is entitled under this Section 4 are conditioned upon and subject to the Executive’s execution of a general waiver and release (for the avoidance of doubt, the restrictive covenants contained in Section 5 of this Agreement shall survive the termination of this Agreement), in such form as may be prepared by the Company, of all claims, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement.

4.7	Section 409A. Notwithstanding the foregoing provisions of this Section 4, if any payments or benefits due to the Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. Without limiting the application of the preceding sentence, any payment of money due hereunder which is delayed in order to avoid the application of Section 409A of the Code (e.g., a six-month delay in the commencement of severance pay, if necessary, if at the time of the Executive’s termination of employment he is a ‘‘specified employee,’’ as defined in Section 409A of the Code) shall be paid as soon as possible without causing the application of Section 409A of the Code.

5.	Protection of Confidential Information; Restrictive Covenants.

5.1	From the Effective Date, the Company will share with Executive confidential and trade secret information regarding not only the Company but also its subsidiaries and affiliates. In view of the fact that the Executive’s work for the Company will bring the Executive into close contact with many confidential affairs of the Company not readily available to the public, trade secret information and plans for future developments, the Executive agrees:

5.1.1	To keep and retain in the strictest confidence all confidential matters of the Company, including, without limitation, ‘‘know how’’, trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, other business affairs of the Company, and any material confidential information whatsoever concerning any director, officer, employee, shareholder, partner, customer or agent of the Company or their respective family members learned by the Executive heretofore or hereafter, and not to disclose them to anyone outside of the Company, either during or after the Executive’s employment with the Company, except in the course of performing the Executive’s duties hereunder or with the Company’s express written consent. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether

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fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial; and

5.1.2	To deliver promptly to the Company on termination of the Executive’s employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof), including data stored in computer memories or on other media used for electronic storage or retrieval, relating to the Company’s business and all property associated therewith, which the Executive may then possess or have under the Executive’s control, and not retain any copies, notes or summaries; provided Executive shall be entitled to keep a copy of this Agreement and compensation and benefit plans to which Executive is entitled to receive benefits thereunder.

5.2	In support of Executive’s commitments to maintain the confidentiality of the Company’s confidential and trade secret information, during (i) the Term, and (ii) for a period of two years following termination of the Executive’s employment for any reason (the ‘‘Restricted Period’’), the Executive shall not in the United States and in any non-US jurisdiction where the Company may then do business: (a) directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company or of any of its subsidiaries or affiliates; (b) engage in such business on the Executive’s own account; and the Executive shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; (c) solicit or encourage (or cause to be solicited or encouraged) or cause any client, customer or supplier of the Company to cease doing business with the Company, or to reduce the amount of business such client, customer or supplier does with the Company or (d) solicit or encourage (or cause to be solicited or encouraged) to cease to work with the Company, or hire (or cause to be hired), any person who is an employee of or consultant then under contract with the Company or who was an employee of or consultant then under contract with the Company within the six month period preceding such activity without the Company’s written consent, provided however that this clause (d) shall not apply during the Restricted Period to a consulting or advisory firm which is also then currently engaged or under a retainer relationship (in each case, without any action by the Executive, whether directly or indirectly) by a subsequent employer of the Executive.

5.3	If the Executive commits a breach, or poses a serious and objective threat to commit a breach, of any of the provisions of Sections 5.1 or 5.2 hereof, the Company shall have the following rights and remedies:

5.3.1	The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company;

5.3.2	The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of the preceding paragraph, and the Executive hereby agrees to account for and pay over such benefits to the Company. Each of

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the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity; and

5.3.3	In addition to any other remedy which may be available (i) at law or in equity, or (ii) pursuant to any other provision of this Agreement, the payments by the Company of Base Salary and the regular premium for group health benefits pursuant to Section 4.4 will cease as of the date on which such violation first occurs. In addition, if the Executive breaches any of the covenants contained in Sections 5.1 and 5.2 and the Company obtains injunctive relief with respect thereto (that is not later reversed or otherwise terminated or vacated by judicial order), the period during which the Executive is required to comply with that particular covenant shall be extended by the same period that the Executive was in breach of such covenant prior to the effective date of such injunctive relief.

5.4	If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, hereafter are held by a court to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to those portions found invalid.

5.5	If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

5.6	The Executive agrees (whether during or after the Executive’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or its affiliates or the officers, directors, managers, customers, partners, or shareholders of the Company or its affiliates unless giving truthful testimony under subpoena.

5.7	For purposes of this Section 5 only, the term ‘‘Company’’ includes the Company and its subsidiaries and affiliates which are related to the businesses of Harland Clarke Holdings.

6.	Inventions and Patents.

6.1	The Executive agrees that all processes, technologies and inventions (collectively, ‘‘Inventions’’), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive’s inventorship.

6.2	If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive’s employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

6.3	The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

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7.	Intellectual Property.

The Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

8.	Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

Harland Clarke Holdings Corp.
c/o M&F Worldwide Corp.
35 E. 62nd Street
New York, NY 10021
Attention: General Counsel

If to the Executive, to:

Such address as shall most currently appear on the records of the Company.

9.	Governing Law; Dispute Resolution.

9.1	It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware.

9.2	Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to Section 5 of this Agreement (a ‘‘Proceeding’’) shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Bexar County, Texas or Wilmington, Delaware (collectively, the ‘‘Chosen Courts’’) and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

9.3	Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees (i) that, to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the

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State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) that service of process may also be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in Section 8 of this Agreement, as such address may be changed from time to time pursuant hereto, and (iii) that service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

9.4	Any controversy or claim arising out of or related to any other provision of this Agreement shall be settled by final, binding and non-appealable arbitration in Bexar County, Texas or Wilmington, Delaware by a single arbitrator. Subject to the following provisions, the arbitration shall be conducted in accordance with the applicable rules of JAMS then in effect. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including reasonable attorneys’ fees and expenses) and shall share the fees of JAMS and the arbitrator, if applicable, equally.

10.	General.

10.1	JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

10.2	Continuation of Employment. Unless the parties otherwise agree in writing, continuation of the Executive’s employment with the Company beyond the expiration of the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement, and Executive’s employment may thereafter be terminated ‘‘at will’’ by the Executive or the Company and Executive will be entitled to fringe benefits which the Executive is eligible to receive for so long as the Executive continues to be employed with the Company and the Executive shall be eligible for severance in accordance with the terms of the Company’s severance policy then in effect.

10.3	Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.4	Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the Executive’s employment by the Company, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the Executive’s employment by the Company and its affiliates including, without limitation, effective as of the Effective Date, the Existing Employment Agreement and any severance, retention, change in control or similar types of benefits. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

10.5	Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third parties in connection with any

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sale, transfer or other disposition of all or substantially all of the business or assets of the Company; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

10.6	Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.7	Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

11.	Subsidiaries and Affiliates.

11.1	As used herein, the term ‘‘subsidiary’’ shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term ‘‘affiliate’’ shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HARLAND CLARKE HOLDINGS CORP.
By:	/s/ Peter Fera
Name: Peter Fera Title: Chief Financial Officer

/s/ Charles Dawson
Charles Dawson

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APPENDIX 2

M & F WORLDWIDE CORP. 2008 LONG TERM INCENTIVE PLAN

ARTICLE 1.    ESTABLISHMENT AND PURPOSE

1.1	Establishment. The M&F Worldwide Corp. 2008 Long Term Incentive Plan is established effective as of January 1, 2008, subject to approval by the Company’s shareholders. Awards may be made under the Plan prior to shareholder approval of the Plan so long as such Awards are subject to such shareholder approval. Awards may be made under the Plan until December 31, 2013, unless the Plan is terminated earlier by the Board. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

1.2	Purpose. The purpose of the Plan is to foster and promote the long-term financial success of the Company and increase shareholder value by: (a) strengthening the Company’s capability to develop and maintain a management team; (b) motivating superior performance by means of long-term performance related incentives linked to business performance of the Company or an Affiliate; (c) attracting and retaining qualified personnel by providing incentive compensation opportunities competitive with other similar companies; and (d) enabling officers and other key employees to participate in the long-term growth and financial success of the Company or an Affiliate.

ARTICLE 2.    DEFINITIONS

The following Sections of this Article provide terms used in this Plan, and whenever used herein in a capitalized form, the terms shall be deemed to have the meanings set forth in this Article. In addition, certain other terms used in the Plan but not specifically defined in this Article have the definitions given to them in the first place in which they are used.

2.1	‘‘Affiliate’’ means any corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company, including the subsidiaries of the Company and other entities controlled by such subsidiaries.

2.2	‘‘Award’’ means a grant under the Plan, based upon criteria specified by the Committee. Awards shall be subject to the terms and conditions of the Plan and shall be evidenced by an Award Agreement containing such additional terms and conditions as the Committee shall deem desirable.

2.3	‘‘Award Agreement’’ means any agreement, letter or other instrument by which an Award is granted to a Participant.

2.4	‘‘Award Cycle’’ means any period designated in an Award Agreement as an ‘‘Award Cycle.’’

2.5	‘‘Award Term’’ means the period designated in an Award Agreement as the ‘‘Award Term.’’

2.6	‘‘Board’’ means the Board of Directors of the Company.

2.7	‘‘Cause’’ with respect to any Participant, shall have the meaning set forth in any employment agreement between such Participant and the Company or an Affiliate. Absent such term in any such agreement, and in the case of other Participants who do not have such an agreement, ‘‘Cause’’ shall mean the following: (i) continued neglect by the Participant of the Participant’s duties to the Company or its Subsidiaries, (ii) continued incompetence or unsatisfactory attendance, (iii) conviction of any felony, (iv) violation of the rules, regulations, procedures or instructions relating to the conduct of employees, directors, officers and/or consultants of the Company, (v) willful misconduct by the Participant in connection with the performance of any material portion of the Participant’s duties to the Company or its Subsidiaries, (vi) breach of fiduciary obligation owed to the Company or commission of any act of fraud, embezzlement, disloyalty or defalcation, or usurpation of a Company opportunity, (vii) breach of any provision of an employment agreement or an Award agreement with the Company or its Subsidiaries, including any non-competition, non-solicitation and/or confidentiality provisions, (viii) any act that has a material adverse effect upon the reputation of and/or the public confidence in the Company, (ix) failure to comply with a reasonable order, policy or rule that constitutes material insubordination, (x) engaging in any discriminatory or sexually harassing behavior or (xi) using, possessing or being impaired by or under the influence of illegal drugs or the abuse of controlled substances or alcohol on the premises of the Company or any of its subsidiaries or affiliates or while working or representing the Company or any of its subsidiaries or affiliates. A termination for Cause by the Company of any of the events described in clauses (i), (ii), (iv), (ix), (x) and (xi) shall only be effective on 15 days advance written notification, providing the Participant the opportunity to cure, if reasonably capable of cure within said 15-day period; provided, however, that no such notification is required if the Cause event is not reasonably capable of cure or the Board determines that its fiduciary obligation requires it to effect a termination of the Participant for Cause immediately.

2.8	‘‘Code’’ means the Internal Revenue Code of 1986, as amended, or any successor thereto.

2.9	‘‘Committee’’ means the Compensation Committee of the Board or other committee authorized by the Board to administer the Plan

2.10	‘‘Company’’ means M&F Worldwide Corp., a Delaware corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated, any corporation for whose securities the securities of the Company shall be exchanged, and any assignee of or successor to substantially all of the assets of the Company.

2.11	‘‘Disability’’ means ‘‘Disability’’ as defined in any existing employment agreement between a Participant and the Company or an Affiliate, or, in the absence of such an employment agreement, a mental or physical illness that entitles the Participant to receive benefits under the long-term disability plan of the Company, or if there is no such plan or the Participant is not covered by such a plan or the Participant is not an employee of the Company, a mental or physical illness that renders a Participant totally and permanently incapable of performing the Participant’s duties for the Company, as determined by the Committee. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.

2.12	‘‘EBITDA’’ means earnings before interest, taxes, depreciations and amortization, or as specified in any Award Agreement.

2.13	‘‘Eligible Employee’’ means an Employee who is employed or serves in a position or capacity designated by the Committee as eligible to participate in the Plan.

2.14	‘‘Employee’’ means any person who is considered to be an employee of the Company or an Affiliate pursuant to its personnel policies.

2.15	‘‘Participant’’ means an Eligible Employee who satisfies the eligibility conditions of the Plan and who has been selected by the Committee for participation in the Plan.

2.16	‘‘Payment Value’’ means the amount designated as the ‘‘Payment Value’’ in an Award Agreement.

2.17	‘‘Payout’’ means the actual amount to be distributed under the Plan to a Participant with respect to the Award Term or an Award Cycle.

2.18	‘‘Performance Goals’’ means the level of performance for the Award Term or Award Cycle, as determined by reference to one or more of the Performance Measures, the attainment of which results in a right (subject to the provisions of the Plan and the Award Agreement) to receive a Payout for the Award Term or an Award Cycle.

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2.19	‘‘Performance Measures’’ mean the particular performance measures for the Award Term or an Award Cycle determined in the discretion of the Committee, based upon the Committee’s determination of the goals that will further the Company’s corporate objectives. Performance Measures may (i) be based on performance goals for the Company, any Affiliate or any division of the Company or an Affiliate, (ii) be relative or absolute and (iii) include sales; cash flow; cash flow from operations; operating profit or income; net income; operating margin; net income margin; return on net assets; economic value added; return on total assets; return on common equity; return on total capital; total shareholder return; revenue; revenue growth; EBITDA; EBITDA growth; cumulative EBITDA over a period fixed by the Committee; basic earnings per share; diluted earnings per share; funds from operations per share and per share growth; cash available for distribution; cash available for distribution per share and per share growth; share price performance on an absolute basis and relative to an index of earnings per share or improvements in the Company’s or an Affiliate’s (or any division thereof’s) attainment of expense levels; implementing or completion of critical projects; or other reasonable criteria established by the Committee. Unless otherwise specifically defined in the Plan, the foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements.

2.20	‘‘Plan’’ means the M&F Worldwide Corp. 2008 Long Term Incentive Plan, as herein set forth and as may be amended from time to time.

2.21	‘‘Termination of Employment’’ means the occurrence of any act or event whether pursuant to an employment agreement or otherwise that actually or effectively causes or results in the person’s ceasing, for whatever reason, to be an officer or employee of the Company and its Affiliates, including, without limitation, death, Disability, dismissal, resignation, or separation from employment as a result of the discontinuance, liquidation, sale or transfer by the Company and or any Affiliate of a business such entity owns or operates.

ARTICLE 3.    ADMINISTRATION

3.1	Committee. The Plan shall be controlled, managed and administered by the Committee, which shall consist of two or more members. Each member of the Committee shall be a ‘‘Non-employee Director’’ as that term is defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the ‘‘Exchange Act’’) or any similar rule which may subsequently be in effect (‘‘Rule 16b-3’’) and shall be an ‘‘outside director’’ within the meaning of Section 162(m)(4)(C)(i) of the Code and the Treasury Regulations promulgated thereunder. The Committee shall have the discretion to interpret the provisions of the Plan, and its interpretations and determinations shall be final and binding on all persons, including the Company, all Affiliates and Participants. The Committee may, from time to time, adopt rules or guidelines with respect to the administration of the Plan and the rights granted hereunder which are consistent with the provisions of the Plan and may amend any and all rules or guidelines previously established. No determination or decision of the Committee shall be subject to de novo court review if the procedures of this Article have been followed by the Committee. Subject to the express provisions of the Plan and to the extent not inconsistent with the provisions of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder regarding performance-based compensation, the Committee may, from time to time, delegate or allocate the performance of any part or all its ministerial duties under the Plan as it considers desirable to such person or persons as it may select. All costs of Plan administration will be paid by the Company.

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3.2	Powers of Committee. For purposes of the Plan, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by, or necessary to administer, the Plan:

3.2.1	to determine the Award Cycle(s), Award Term, Payment Value, Performance Goals, Performance Measures and other criteria for which the Committee has discretion under the Plan;

3.2.2	to select or designate, for the Award Term or any Award Cycle, the Eligible Employees (if any) to become Participants under the Plan;

3.2.3	to determine the terms and conditions of any Awards granted hereunder and to adjust the terms and conditions of any Award under the provisions of the Plan;

3.2.4	to provide for the forms of Award Agreement to be utilized in connection with the Plan;

3.2.5	to determine the Payout to a Participant and any other right to compensation under the Plan;

3.2.6	to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be necessary or appropriate to assist in administering the Plan;

3.2.7	to sue or cause suit to be brought in the name of the Plan or the Company;

3.2.8	to determine whether and with what effect an individual has incurred a Termination of Employment;

3.2.9	to obtain from Participants such information as is necessary for the proper administration of the Plan;

3.2.10	to execute and file such returns and reports as may be required with respect to the Plan; and

3.2.11	to make any adjustments or modifications permitted under the provisions of the Plan.

ARTICLE 4.    PARTICIPATION, PERFORMANCE MEASURES AND
PERFORMANCE GOALS

4.1	Participation. The Committee shall select which Eligible Employees will become Participants in the Plan during any given fiscal year the Plan is in effect. The Committee may consider any factors it deems pertinent in selecting an Eligible Employee as a Participant. Upon the selection of the Participants, the Committee shall provide the notices described in Section 4.6 below. A person will become a Participant only upon returning to the Company a signed, written Award Agreement received from the Committee stating the person is a Participant and providing such additional information the Committee deems relevant, including the Award Term and, if applicable, the Award Cycle(s).

4.2	Participation of Newly Hired Employees. Except as provided in the sole discretion of the Committee, an individual must be an Eligible Employee as of the beginning of an Award Term in order to be selected as a Participant. If an individual first becomes an Eligible Employee after the beginning of an Award Term, the Committee may, in its discretion, designate such new Eligible Employee as a Participant. Unless the Committee, in its sole discretion, determines otherwise, all amounts payable under this Plan to such Participant for the Award Term shall be pro-rated with respect to the date he or she first became an Eligible Employee or such later date as designated by the Committee. The Committee may make such adjustments as it deems appropriate in order to effectuate this Section.

4.3	Payout Amounts. The Payouts that a Participant is entitled to receive under the Plan for an Award Term or an Award Cycle, upon the achievement of the Performance Goals, will be based upon a pre-determined percentage of the Payment Value. Such percentages will be set forth in an Award Agreement.

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4.4	Performance Measures. The Committee shall establish one or more Performance Measures for the Award Term or an Award Cycle. It is the intent of the Committee that the Performance Goals and Performance Measures established for the Award Term or an Award Cycle will not change during such period. However, certain circumstances identified at the discretion of the Committee may warrant a modification to the Performance Goals and Performance Measures. These circumstances would include, but not be limited to, unforeseen events such as changes in law, regulations, or rulings; changes in accounting principles or practices; or a merger, acquisition, divestiture or other significant transaction. Participants will be notified of any such modification as soon as practicable. Different Performance Measures and/or Performance Goals may be awarded to similarly situated Participants, and the Performance Measures and Performance Goals awarded to one Participant shall not have an effect on or in any way limit the Performance Measures and Performance Goals awarded to any other Participant.

4.5	Performance Goals. For any Performance Measure established by the Committee, the Committee shall establish the levels of the Performance Goals. After establishing the Performance Goals for a Performance Measure, the Committee shall have the discretion, where practicable, to provide that the amounts payable in respect of the Performance Goals shall be prorated if the actual performance for the Award Term is between the Performance Goals established by the Committee.

4.6	Notice of Participation. After an Eligible Employee has been designated as a Participant, the Committee shall provide such Participant with an Award Agreement setting forth the Payment Value, the Award Term, the Award Cycle(s) during the Award Term, if any, the Performance Measure(s) and the Performance Goal(s).

ARTICLE 5.    CALCULATING THE PAYOUT

5.1	General. As soon as practicable following the end of the Award Term or an Award Cycle, as applicable, the Committee shall calculate the Payout to each Participant based upon the actual performance of the Company and the Performance Measure(s), Performance Goal(s) and Payment Values for such period.

5.2	The Payout. The actual Payout amount to be distributed with respect to an Award Term or Award Cycle, as applicable, may range over a set of compensation values determined by the Committee, as further described in this Section and in an Award Agreement. The amount payable to a Participant shall not exceed the Maximum Payment applicable to such Participant. If the actual performance during the Award Term or an Award Cycle, as applicable, shall be less than the Performance Goal(s) for any Performance Measure(s), the Payout shall be zero.

ARTICLE 6.    PAYMENT OF BENEFITS

6.1	Normal Payout. Except as otherwise provided in the Plan or an Award Agreement, and subject to the condition of continued employment with the Company or an Affiliate, as set forth in Section 6.2 below, the Payout to a Participant for the Award Term or an Award Cycle shall be made on or about the date that is two and one-half months following the close of the Award Term or such Award Cycle in the form described in Section 6.5; provided, however, that the Committee may, in its discretion, defer payment until audited financial data is available (but in any event no later than the end of the calendar year after such Award Term or Award Cycle ends) unless such deferral would cause any such payment to be subject to additional taxes pursuant to Code Section 409A. Except as otherwise provided in the subsequent Sections of this Article 6 or in an Award Agreement, each Participant shall receive a payment equal to the full value of his or her Payout for the Award Term or applicable Award Cycle. Payouts under this Section 6.1 are conditioned upon the Participant’s compliance with any non-compete, non-solicitation and/or confidentiality provision in any written agreement or policy between the Participant and the Company or its subsidiaries and Affiliates. Unless the Committee provides otherwise in writing, upon the date of any violation of any such non-compete, non-solicitation and/or confidentiality provision, the person shall immediately cease to be a Participant, and any

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amount not yet distributed to such Participant under this Section 6.1 shall immediately and automatically be forfeited, whether or not such violation results in a Termination of Employment with the Company during the Award Term, in addition to any other rights and remedies available to the Company or an Affiliate as set forth in such Participant’s Award Agreement.

6.2	Forfeiture. Unless an applicable Award Agreement provides otherwise, if a Participant initiates a Termination of Employment with the Company for any reason other than for death or due to Disability, or the Participant incurs a Termination of Employment for Cause, unless the Committee provides otherwise in writing, the Participant shall immediately cease to be a Participant, and any amount not yet distributed to such Participant under Section 6.1 shall immediately and automatically be forfeited, whether or not such Termination of Employment occurs before the end of the Award Term.

6.3	Disability or Death. Unless an applicable Award Agreement provides otherwise, a Participant’s Termination of Employment with the Company under the circumstances set forth in this Section 6.3 shall not result in the forfeiture of the Participant’s Payout or the right to receive a Payout under the Plan: Unless an applicable Award Agreement provides otherwise, if the Participant incurs a Termination of Employment with the Company that is the result of the Participant’s death or Disability, then, on the date the Payout would have been made if the Participant had not incurred a Termination of the Employment prior to that date, the Participant shall receive a payment equal to the Payout multiplied by a fraction, the numerator of which is the number of days from January 1, 2008 through the date on which the Participant incurred a Termination of Employment and the denominator of which is the number of days in the Award Term or Award Cycle, as applicable.

6.4	Form of Payment. Any Payout shall be made in cash in a single lump sum.

6.5	Deferral of Payout. If so permitted by the Committee, a Participant may elect to defer receipt of all or a portion of a Payout pursuant to the terms of any deferred compensation plan maintained by the Company or an Affiliate in which such Participant participates or as otherwise permitted by the Committee.

ARTICLE 7.    AMENDMENT OR TERMINATION

7.1	Amendment or Termination. The Board or the Committee may amend, alter, or terminate the Plan at any time, but no amendment, alteration or termination shall be made which would impair the rights of a Participant under an Award theretofore granted without the Participant’s consent, except such an amendment (a) made to cause the Plan to comply with applicable law (including without limitation, Section 409A of the Code), or (b) made to permit the Company a deduction under applicable tax law. The Committee may amend, alter or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations (and exceptions to limitations) as apply to the Board, and further subject to any approval or limitations the Board may impose.

ARTICLE 8.    GENERAL PROVISIONS

8.1	Nonalienation of Plan Benefits. A Participant or beneficiary may not sell, assign, margin, transfer, pledge, encumber, convey, gift, hypothecate or otherwise dispose of any interest in a Payout or the right to receive Payout under this Plan, either voluntarily or involuntarily, except by will, by the laws of descent or distribution, or as set forth in Section 6.3 above.

8.2	No Employment Rights. Under no circumstances shall the terms of employment of any Participant be modified or in any way affected by the establishment or continuance of this Plan. The maintenance of this Plan shall not constitute a contract of employment. The Plan will not give any Participant a right to be retained in the employment of the Company or its Affiliates.

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8.3	No Personal Liability. To the extent permitted by law, no person (including any member of the Committee or any present or former employee of the Company) shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan.

8.4	Final Decisions. Any ruling, regulation, procedure or decision of the Committee shall be conclusive and binding upon all persons affected by this Plan.

8.5	Withholding of Taxes. The Company shall deduct from any Payout such amount as the Company, in its sole discretion, deems proper to protect it against liability for the payment of taxes, and out of the money so deducted, the Company may discharge any such liability and pay the amount remaining to the Participant or his or her beneficiary, as the case may be.

8.6	Applicable Law. The Plan and all Awards made and actions taken under the Plan shall be governed by and construed in accordance with the laws of the State of Delaware and any applicable subdivision thereof. The Plan shall be construed to comply with all applicable laws and to avoid liability to the Company or a Participant.

8.7	Successors. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Committee and its successor, and on the Company and its successor, whether by way of merger, consolidation, purchase or otherwise.

8.8	Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be enforced as if the invalid provisions had never been set forth herein.

8.9	Provisions Relating to Code Section 162(m). The Plan and any Award to any Participant who is (or who, in the judgement of the Committee, could reasonably be expected at the time of any payment of the Award to be) a ‘‘Covered Employee’’ (as defined in Section 162(m)(3) of the Code) (any such Participant, an ‘‘Applicable Participant’’) under the Plan shall be administered, and the provisions of the Plan and each Award Agreement with an Applicable Participant shall be interpreted, in a manner consistent with the requirements of Code Section 162(m) and the Treasury Regulations promulgated thereunder. If any provision of the Plan or any Agreement relating to an Award to such a Participant does not comply or is inconsistent with the requirements of Code Section 162(m)(4)(c) and the Treasury Regulations promulgated thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such applicable requirements, if any such construction or deemed amendment can satisfy Code Section 162(m) and the Treasury Regulations promulgated thereunder. In addition, the following provisions shall apply to the Plan or an Award to the extent necessary to avoid the disallowance of a tax deduction for the Company or an Affiliate:

8.9.1	Not later than the date required or permitted for ‘‘qualified performance-based compensation’’ under Code Section 162(m) and the Treasury Regulations promulgated thereunder, the Committee shall determine the Participants who are Applicable Participants who will receive Awards that are intended as qualified performance-based compensation and the amount or method for determining the amount of such compensation. Any Award intended to constitute qualified performance-based compensation shall be designated in writing as such by the Committee at the time it is granted.

8.9.2	For Awards that are designated as ‘‘performance-based compensation’’ (as that term is used in Code Section 162(m)) in accordance with Section 8.9.1 above, no more than $10,000,000 (the ‘‘Maximum Payment’’) may be subject to any such Award granted to any Applicable Participant and payable with respect to the Award’s entire Award Term. In the manner required by Code Section 162(m) and the Treasury Regulations promulgated thereunder, the Committee shall, promptly after the date on which the necessary financial and other information for the Award Term or an Award Cycle becomes available, certify the extent to which Performance Goals have been achieved with respect to any Award intended to qualify as ‘‘performance-based compensation’’ under Code Section 162(m) and the Treasury Regulations promulgated thereunder. In

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addition, the Committee may, in its discretion, reduce or eliminate the amount of any Award payable to any Participant, based on such factors as the Committee may deem relevant, but the Committee may not increase the amount of any Award payable to any Participant above the amount established in accordance with the relevant Performance Goals with respect to any Award intended to qualify as ‘‘performance-based compensation’’ under Code Section 162(m) and the Treasury Regulations promulgated thereunder.

8.9.3	Notwithstanding any other provision of this Plan to the contrary (including, without limitation, Section 4.5), with respect to any Award granted to an Applicable Participant: (i) the Performance Goals and Performance Measures established for the Award Term or an Award Cycle shall not change during such period but may be adjusted to take into account significant corporate events (including mergers, acquisitions and divestitures), and (ii) the terms of the award shall specify at the time of grant whether amounts payable pursuant to the Award will or will not be prorated if actual performance for the Award Term is between the applicable Performance Goals established by the Committee.

8.10	Unsecured Interest. No Participant in the Plan shall have any interest in any fund or specific asset of the Company by reason of the Plan. No trust fund shall be created in connection with the Plan or any Payout thereunder, and there shall be no required funding of amounts, which may become payable to any Participant.

8.11	Offset. Any amounts owed to the Company by the Participant of whatever nature may be offset by the Company from the value of any Payout due under this Plan, and no Payout shall be made under this Plan unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company.

8.12	Indemnification. The officers, directors and employees of the Company, as well as the Committee members, shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgement in any such action, suit or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct.

8.13	Obligation. The Plan shall be sponsored by the Company and administered by the Committee, provided however that the obligation for the payment of the Payout, if any, shall be solely an obligation of Harland Clarke Holdings Corp., (a subsidiary of the Company) and the Company shall not have any obligation for any payment with respect to the Plan.

8.14	Headings. The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

8.15	Gender and Number. Words denoting the masculine gender includes the feminine gender, and the singular shall include the plural and the plural shall include the singular wherever required by the context.

8.16	Section 409A. This Plan is intended to comply with the rules regarding deferred compensation codified as Section 409A of the Code, and shall be limited, interpreted and construed in a manner consistent with such intent. The Committee can adjust the form and timing of award payments in its sole discretion if it believes such adjustments are necessary or advisable to avoid accelerated or additional tax under Section 409A of the Code. In no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

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M & F WORLDWIDE CORP.

COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING TO BE HELD ON MAY 15, 2008

The undersigned appoints Michael C. Borofsky, Barry F. Schwartz and Edward P. Taibi, and each of them, attorneys and proxies, each with power of substitution, to vote all shares of Common Stock of M & F Worldwide Corp. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 15, 2008 on the proposals set forth on the reverse side hereof and on such other matters as may properly come before the meeting and any adjournments or postponements thereof.

The proxy holders will vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxy holders will vote such shares “FOR” election of the persons nominated as directors by the Board of Directors; “FOR” ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for 2008; “FOR” approval of certain bonus arrangements for Charles T. Dawson for purposes of allowing such compensation to be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”) and “FOR” approval of the M & F Worldwide Corp. 2008 Long Term Incentive Plan for purposes of allowing compensation paid pursuant to the Plan to be deductible under Section 162(m) of the Code. If any further matters properly come before the Annual Meeting, it is the intention of the persons named above to vote such proxies in accordance with their best judgment.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 15, 2008. The proxy statement and our Annual Report on Form 10-K are available at http://mandfworldwide.com/Financial_reporting/proxy_materials.htm.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

M & F WORLDWIDE CORP.

May 15, 2008

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.
20430300300000000000 9	051508

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect as directors of M & F Worldwide Corp. (the “Company”) for terms expiring in 2011 and until their successors are duly elected and qualified.					FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	NOMINEES:		2.	To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2008.	☐	☐	☐
	WITHHOLD AUTHORITY FOR ALL NOMINEES	Philip E. Beekman William C. Bevins Viet D. Dinh Stephen G. Taub
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3.

To approve certain bonus arrangements for Charles T. Dawson for purposes of allowing such compensation to be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

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☐	FOR ALL EXCEPT (See instructions below)

				4.	To approve the M & F Worldwide Corp. 2008 Long Term Incentive Plan for purposes of allowing compensation paid pursuant to the Plan to be deductible under Section 162(m) of the Code.	☐	☐	☐
				5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:			PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

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Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.